Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
dated as of April 4, 2011
among
STRAYER EDUCATION, INC.,
as Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
SUNTRUST BANK
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Lead Arrangers and Joint Book Managers

Page

Section 10.14. Patriot Act	97
Section 10.15. Publicity	97

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule II	-	Commitment Amounts
Schedule 2.23	-	Existing Letters of Credit
Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 4.19	-	Real Property
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Term Note
Exhibit C	-	Reserved
Exhibit D	-	Form of Swingline Note
Exhibit E	-	Form of Assignment and Assumption
Exhibit F	-	Form of Amended and Restated Subsidiary Guaranty Agreement
Exhibit G	-	Form of Security Agreement
Exhibit H	-	Form of Pledge Agreement

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.8	-	Form of Notice of Conversion/Continuation
Exhibit 5.1(d)	-	Form of Compliance Certificate

v

AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
     THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of April 4, 2011, by and among STRAYER EDUCATION, INC., a Maryland corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:
     WHEREAS, the Administrative Agent, certain of the Lenders and the Borrower are parties to a Revolving Credit Agreement, dated as of January 3, 2011 (as amended, modified or supplemented to the date hereof, the “Existing Credit Agreement”), pursuant to which such Lenders extend credit to the Borrower;
     WHEREAS, the Borrower has requested that (a) the Revolving Loan Lenders establish a $100,000,000 revolving credit facility in favor of, and (b) the Term Loan Lenders make term loans in an aggregate principal amount equal to $100,000,000 to, the Borrower;
     WHEREAS, subject to the terms and conditions of this Agreement, which amends and restates the Existing Credit Agreement in its entirety, the Revolving Loan Lenders, the Term Loan Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and the swingline subfacility in favor of, and severally to make the term loans to, the Borrower.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE 1
DEFINITIONS; CONSTRUCTION
     Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
     “Accepting Lender” shall have the meaning provided in Section 2.28(a).
     “Accreditor” shall mean any entity or organization, whether governmental or government-chartered, private or quasi-private, which engages in the granting or withholding of accreditation of post-secondary education institutions or of educational programs provided by such institutions in accordance with prescribed standards and procedures.

     “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
     “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
     “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.
     “Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $100,000,000.
     “Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
     “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
     “Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans and Term Loans outstanding on any date, or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(d); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level III as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above; and provided, further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(d) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable

Margin Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (ii) determine the Applicable Margin for such Applicable Margin Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2010, are required to be delivered shall be at Level I as set forth on Schedule I.
     “Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(d); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level III as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above; and provided, further, that in the event that any financial statement delivered pursuant to Section 5.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 5.1(d) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Percentage Period”) than the Applicable Percentage applied for such Applicable Percentage Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Percentage Period, (ii) determine the Applicable Percentage for such Applicable Percentage Period based upon the corrected Compliance Certificate, and (iii) immediately pay to the Administrative Agent the accrued additional commitment fees owing as a result of such increased Applicable Percentage for such Applicable Percentage Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22. For purposes of calculating the Applicable Percentage only, the Loans shall be deemed used to the extent of the then outstanding Revolving Loans plus the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit plus (y) the aggregate amount of all unreimbursed LC Disbursements. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2010, are required to be delivered shall be at Level I as set forth on Schedule I.
     “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit E attached hereto or any other form approved by the Administrative Agent.
     “Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.
     “Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) or (iii) the one-month Index Rate. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.
     “Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
     “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, an Index Rate Loan or Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.
     “Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.
     “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” shall mean any capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.
     “Cash Management Swingline Loans” shall have the meaning assigned to such term in Section 2.4(b).
     “Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated by the current board of directors nor (b) appointed by directors so nominated.
     “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (and for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directions in connection therewith (the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date hereof).
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.
     “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and, if a Loan or Letter of Credit is requested, Section 3.2(a), (b) and (f), have been satisfied or waived in accordance with Section 10.2.
     “Closing Date Legal Costs” shall have the meaning given to such term in Section 10.3(a).
     “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
     “Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, other than Excluded Collateral.

     “Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).
     “Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).
     “Consolidated EBIT” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) the amount of any charges associated with the grant of any share based payment awards to employees, officers, directors or consultants and (D) all other non-cash charges acceptable to the Required Lenders, as all of the foregoing are determined on a consolidated basis in accordance with GAAP, in each case for such period.
     “Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) the amount of any charges associated with the grant of any share based payment awards to employees, officers, directors or consultants and (E) all other non-cash charges acceptable to the Required Lenders, as all of the foregoing are determined on a consolidated basis in accordance with GAAP, in each case for such period.
     “Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Transactions during such period (whether or not actually paid or received during such period); provided, however, that Consolidated Interest Expense shall exclude amortization of debt issuance costs and other deferred financing fees incurred on or prior to the Closing Date relating to the Existing Credit Agreement or this Agreement and the other Loan Documents.
     “Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

     “Consolidated Tangible Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (x) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP and (z) the net book amount of all assets of the Borrower and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.
     “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) thereof.
     “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
     “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
     “Defaulting Lender” shall mean, at any time, a Lender (which the Administrative Agent shall promptly notify the Borrower thereof) that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of a Letter of Credit and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each, a “funding obligation”), (ii) such Lender has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion acting in good faith, but a failure of the Administrative Agent to make such a determination shall not be determinative of the status of such Lender as not being a Defaulting Lender for purposes of this Agreement. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
     “Default Interest” shall have the meaning set forth in Section 2.14(c).
     “Disposition” shall have the meaning set forth in Section 7.6.
     “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

     “Domestic Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower organized under the laws of the United States, one of the fifty states or commonwealths of the United States or the District of Columbia.
     “Educational Licenses” shall mean all federal, state, and Accreditor licenses, permits, authorizations, certifications, agreements, or similar approvals necessary under applicable law and accreditation standards and procedures for SUI to operate as a post-secondary educational institution as it currently operates or may operate from time to time during the term of this Agreement.
     “ELP” means Education Loan Processing, Inc., a Virginia corporation.
     “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any

liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which any Lender is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Event of Default” shall have the meaning provided in Article 8.
     “Excluded Collateral” shall mean:
     (a) any lease, license, contract, property rights or agreement to which any Loan Party is a party (including any Educational Licenses) or any of its respective rights or interests therein if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, right, title or interest of any Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement or under applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); provided, however, that a security interest shall attach immediately (and such lease, license, contract, property rights or agreement shall immediately cease to be Excluded Collateral) at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied, and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement (and such portion of such lease, license, contract, property rights or agreement shall immediately cease to be Excluded Collateral) that does not result in any of the consequences specified in the foregoing clauses (i) or (ii);
     (b) (i) funds that SUI receives from federal student financial aid programs under Title IV of the Higher Education Act of 1965, as amended, and holds in a bank or investment account for federal funds pursuant to 34 C.F.R. 668.163 (or any successor regulation) or otherwise in trust pursuant to 34 C.F.R. 668.161(b) and (ii) any similar federal or state student financial aid funds; and
     (c) any treasury stock of the Borrower that has not yet been retired.
     “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.21(e).
     “Exempt Student Financial Aid Funds” shall mean (i) funds that (A) SUI receives from federal student financial aid programs under Title IV of the Higher Education Act of 1965, as amended, and (B) students do not earn pursuant to 34 C.F.R. 668.22(e) (or any successor regulation) and (ii) any similar federal or state student financial aid funds.
     “Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.23.
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fee Letter” shall mean that certain fee letter, dated as of March 4, 2011, executed by STRH and SunTrust Bank and accepted by Borrower on March 7, 2011.
     “Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
     “Fiscal Year” shall mean any fiscal year of the Borrower.
     “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

     “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than the United States, one of the fifty states or commonwealths of the United States or the District of Columbia.
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
     “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
     “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
     “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such

Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any preferred or common stock of such Person (other than voluntary repurchases of shares of Capital Stock and the exercise of options to purchase shares of Capital Stock of the Borrower permitted by Sections 7.4(f) and 7.5(iii)), (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Index Rate” means that rate per annum effective on any Index Rate Determination Date which is equal to the quotient of:
               (i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Administrative Agent, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London,

England time) two (2) Business Days prior to the Index Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such period will be the per annum rate of interest determined by the Administrative Agent to be the rate at which U.S. dollar deposits for such period, are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Index Rate Determination Date, divided by
               (ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to any Index Rate Loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Index Rate Borrowing” and “Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Index Rate, provided, that “Index Rate Borrowing” and “Index Rate Loan” shall not be deemed to refer to any Base Rate Loan or Base Rate Borrowing bearing interest at a rate determined by reference to the Index Rate.
     “Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter.
     “Interest Coverage Ratio” shall mean, as of any date, the ratio of (i) the sum of (A) Consolidated EBIT for the four consecutive Fiscal Quarters ending on or immediately prior to such date, less (B) Capital Expenditures made during the four consecutive Fiscal Quarters ending on or immediately prior to such date, less (C) Restricted Payments made by the Borrower in cash during the four consecutive Fiscal Quarters ending on or immediately prior to such date (other than repurchases of shares of Capital Stock) to (ii) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date. For purposes of determining the Interest Coverage Ratio for the respective periods of four consecutive Fiscal Quarters ending on June 30, 2011, September 30, 2011, and December 31, 2011, Consolidated Interest Expense shall be deemed to be equal to (a) for the Fiscal Quarter ending on June 30, 2011, Consolidated Interest Expense for the Fiscal Quarter then ended multiplied by 4, (b) for the Fiscal Quarter ending on September 30, 2011, Consolidated Interest Expense for the period of two consecutive Fiscal Quarters then ended multiplied by 2 and (c) for the Fiscal Quarter ending on December 31, 2011, Consolidated Interest Expense for the period of three consecutive Fiscal Quarters then ended multiplied by 1.33.
     “Interest Period” shall mean, with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:
               (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another

Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
               (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
               (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
               (iv) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and
               (v) no Interest Period may extend beyond the Revolving Commitment Termination Date or the Maturity Date.
     “Issuing Bank” shall mean SunTrust Bank or any other Lender that may agree to issue Letters of Credit, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.23.
     “LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $50,000,000.
     “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).
     “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
     “Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

     “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender.
     “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.23 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment and the Existing Letters of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
     “LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (Richmond, Virginia time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
     “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, cash collateral arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
     “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Subsidiary Guaranty Agreement, the Security Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, each Assignment and Assumption, any Loan Modification Agreement and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing (other than any agreement delivered in connection with Hedging Obligations or Treasury Management Obligations).

     “Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the other Loan Parties, one or more Accepting Lenders and the Administrative Agent.
     “Loan Modification Offer” shall have the meaning provided in Section 2.28(a).
     “Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.
     “Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.
     “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole (it being understood that fluctuations in the stock price of the Borrower, alone, shall not be the determinant of the existence of a Material Adverse Effect under this clause (i)), (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents, or (iv) the legality, validity or enforceability of any of the Loan Documents.
     “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
     “Maturity Date” shall mean, with respect to the Term Loans, the earlier of (i) March 31, 2014, or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
     “Moody’s” shall mean Moody’s Investors Service, Inc., and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Administrative Agent.
     “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
     “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
     “Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
     “Notes” shall mean, collectively, the Revolving Credit Notes, the Swingline Note and the Term Notes.
     “Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b).
     “Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.
     “Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.
     “Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.
     “Obligations” shall mean (a) all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred, or required to be reimbursed, pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender or to any Person that was a Lender or an Affiliate of a Lender at the time the applicable Hedging Transaction was entered into and (c) all Treasury Management Obligations owed by any Loan Party to any Lender or Affiliate of any Lender or to any Person that was a Lender or an Affiliate of a Lender at the time the applicable agreement giving rise to such Treasury Management Obligations was entered into, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
     “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

     “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Paid in Full,” “Pay in Full” or “Payment in Full” means, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Treasury Management Obligations (unless the Administrative Agent has commenced to exercise its remedies pursuant to Section 8.1 and such Treasury Management Obligations are then due and payable) and (iii) Hedging Obligations that, by their terms or in accordance any consent obtained from the counterparty thereto, are not required to continue to be secured by the Collateral under the Loan Documents) (unless the Administrative Agent has commenced to exercise its remedies pursuant to Section 8.1 and such Hedging Obligations are then due and payable), (b) the termination or expiration of all of the Commitments and (c) in connection with the termination or expiration of the Revolving Commitment, either (i) the cancellation and return to the Administrative Agent of all Letters of Credit or (ii) the cash collateralization (or the delivery of a back-to-back letter of credit reasonably acceptable to the Administrative Agent in form and content and from an issuer reasonably acceptable to the Administrative Agent) of all Letters of Credit pursuant to the terms and conditions of this Agreement and otherwise in a manner reasonably acceptable to the Administrative Agent.
     “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
     “Participant” shall have the meaning set forth in Section 10.4(d).
     “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
     “PEI” shall mean Professional Education, Inc., a Maryland corporation and a Subsidiary of the Borrower.
     “Permitted Acquisition” means any transaction consummated after the date hereof, in which the Borrower or a Subsidiary acquires all or substantially all of the assets or outstanding Capital Stock of any Person or any division or business line of any Person, or merges or consolidates with any Person (with any such acquisition being referred to as an “Acquired Business” and any such Person, division or line of business being the “Target”), provided that, with respect to such transaction: (a) at the closing of such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) the Target has Target

Consolidated EBITDA for the period of twelve consecutive fiscal months ending as of the end of the most recent Fiscal Quarter prior to the consummation of the Target transaction in an amount of not less than $0, (c) such acquisition is not a “hostile” acquisition and has been approved by the Board of Directors and/or shareholders of the Borrower, the applicable Subsidiary and the Target, (d) the Target is not subject to pending insolvency proceedings, nor has it expressed in writing its intention to commence a voluntary case or other proceeding, to file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law or to seek the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, or to consent to the institution of, or fail to contest in a timely and appropriate manner, any insolvency proceeding or petition; (e) at least 10 Business Days prior to the closing of such transaction, the Borrower shall give written notice of such transaction to the Administrative Agent (which shall promptly deliver a copy to the Lenders) (the “Acquisition Notice”), which shall include (i) either (A) the final acquisition agreement or the then current draft of the acquisition agreement or (B) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and (ii) all available financial statements of the Target and its Subsidiaries covering the prior three years (or such lesser period for which such financial statements are available), (f) if the Borrower is a party to such merger, then the Borrower shall be the surviving entity of such merger, or a Subsidiary shall be the surviving entity of any merger or such surviving entity shall become a Subsidiary Loan Party, and the surviving entity shall not be a Foreign Subsidiary, (g) the Acquired Business shall be in substantially the same line of business as the Borrower and its Subsidiaries or in a line of business reasonably related to the line of business of the Borrower and its Subsidiaries, (h) the Transaction Value of all such transactions shall not exceed $7,500,000 in the aggregate during any Fiscal Year of the Borrower or $22,500,000 in the aggregate during the term of this Agreement, (i) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent pro forma financial statements for next succeeding two-year period giving effect to the acquisition, which shall reflect to the Administrative Agent’s reasonable satisfaction that the Borrower and its Subsidiaries will continue to be in compliance with all of the financial covenants set forth in this Agreement, (j) the Administrative Agent shall receive and approve (such approval not to be unreasonably withheld or delayed) all documents relating to the acquisition and such additional documentation regarding the acquisition as it shall reasonably require, including, to the extent available, audited financial statements, compiled financial statements or a financial review of such Target, as applicable, for its two most recent fiscal years prepared by independent certified public accountants reasonably acceptable to the Administrative Agent and unaudited fiscal year-to-date statements for the two most recent interim periods, and (k) at the time it gives the Acquisition Notice, the Borrower shall deliver to the Administrative Agent (which shall promptly deliver a copy to the Lenders) a certificate, executed by a Responsible Officer of the Borrower, demonstrating in sufficient detail compliance with the financial covenants contained in Article 6 on a pro forma basis after giving effect to such acquisition and, further, certifying that, after giving effect to the consummation of such acquisition, the representations and warranties of the Borrower contained herein will be true and correct in all material respects and as of the date of such consummation (unless qualified by materiality, in which case, the same shall be true and correct in all respects), except to the extent such representations or warranties expressly relate to an earlier date, and that the Borrower, as of the date of such consummation, will be in compliance with all other terms and conditions contained herein.
     “Permitted Amendment” shall have the meaning provided in Section 2.28(c).
     “Permitted Encumbrances” shall mean:
               (i) Liens imposed by law for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
               (ii) statutory Liens of landlords, suppliers, carriers, warehousemen, mechanics, materialmen, and similar Liens arising by operation of law in the ordinary course of business for amounts not at the time delinquent or thereafter payable without penalty or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
               (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
               (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
               (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
               (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
               (vii) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (x) interfere in any material respect with the business of the Borrower and its Subsidiaries taken as a whole or (y) secure any Indebtedness for borrowed money;
               (viii) any interest or title of (x) a lessor or sublessor under any lease or sublease or (y) a licensor or sublicensor under any license or sublicense, in each case entered into in the ordinary course of business, so long as such interest or title relate solely to the assets subject thereto;

               (ix) banker’s liens, rights of setoff and other similar Liens that are customary in the banking industry and existing solely with respect to cash and other amounts on deposit in one or more accounts (including securities accounts) maintained by the Borrower or its Subsidiaries;
               (x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
               (xi) Liens of a collection bank arising under Section 4-210 of the Uniform Commerical Code on items in the course of collection;
               (xii) Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
               (xiii) licenses of patents, trademarks, copyrights and other intellectual property rights reasonably entered into in the ordinary course of business which do not secure any Indebtedness for borrowed money;
               (xiv) good faith deposits required in connection with any investment transaction permitted under Section 7.4;
               (xv) to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated any investment transaction permitted under Section 7.4;
               (xvi) Liens (x) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired by the Borrower or any of its Subsidiaries in an Investment permitted pursuant to Section 7.4 to be applied against the purchase price for such Investment; provided, that (I) the aggregate amount of such advances of cash or Permitted Investments shall not exceed the purchase price of such Investment and (II) the property is acquired within 180 days following the date of the first such advance so made; and (y) consisting of an agreement to dispose of any property in a Disposition permitted under Section 7.6, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and
               (xvii) Liens of any Governmental Authority on Exempt Student Financial Aid Funds;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than clauses (i), (ii), (ix), (x) and (xi), but, with respect to clauses (i) and (ii), only to the extent being contested in good faith and by appropriate proceedings, and provided that the Borrower maintains adequate reserves for such contest in accordance with GAAP, and, with respect to all such clauses, only to the extent such Indebtedness is otherwise permitted by this Agreement).
     “Permitted Investments” shall mean:

               (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
               (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
               (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
               (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
               (v) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions, and the portfolios of which are limited to Investments of the character, quality and maturity described in clauses (i) through (iv) above.
     “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof and substantially in the form of Exhibit H, made by the Borrower and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties (as therein defined), pursuant to which the Borrower and each of such Subsidiary Loan Parties shall pledge all of the Capital Stock that it holds in its Subsidiaries to secure the Obligations, as amended, restated, supplemented or otherwise modified from time to time.
     “Potential Defaulting Lender” shall mean, at any time, a Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender will be made by the Administrative Agent in its reasonable discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

     “Pro Rata Share” shall mean (i) with respect to any Revolving Commitment of any Revolving Loan Lender at any time, a percentage, the numerator of which shall be such Revolving Loan Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Revolving Commitments of all Revolving Loan Lenders (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Revolving Loan Lenders), (ii) with respect to any Term Loan Commitment of any Term Loan Lender at any time, a percentage, the numerator of which shall be such Term Loan Lender’s Term Loan Commitment (or if such Term Loan Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Term Loan Lender’s Term Loan), and the denominator of which shall be the sum of such Term Loan Commitments of all Term Loan Lenders (or if such Term Loan Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Term Loans of all Term Loan Lenders) and (iii) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loans and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     “Required Lenders” shall mean, (a) at any time that there are two Lenders or fewer, Lenders holding 100% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding 100% of the Revolving Credit Exposure and Term Loans; and (b) at any other time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and Term Loans; provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
     “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.
     “Restricted Payment” shall have the meaning set forth in Section 7.5.
     “Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Assumption executed by such Person as an assignee, as the same may be increased or decreased pursuant to terms hereof.
     “Revolving Commitment Termination Date” shall mean the earliest of (i) March 31, 2014, (ii) the date on which all Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
     “Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.
     “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan, an Index Rate Loan or a Eurodollar Loan.
     “Revolving Loan Lender” shall mean each Lender that has a Revolving Commitment or is the holder of Revolving Credit Exposure.
     “Sale and Leaseback Transaction” shall have the meaning set forth in Section 7.9.
     “S&P” shall mean Standard & Poor’s, a division of McGraw-Hill, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Administrative Agent.
     “Security Agreement” shall mean the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit G, made by the Borrower and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties (as therein defined), as amended, restated, supplemented or otherwise modified from time to time.
     “Security Documents” shall mean the Pledge Agreement, the Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to the Security Agreement or pursuant to Section 5.12, as amended, restated, supplemented or otherwise modified from time to time.
     “Specified Hedge Provider” means a Person that was a Lender or an Affiliate of a Lender at the date of entering into a Hedging Transaction and, in the case of an Affiliate, such Affiliate executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Affiliate (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Articles 9 and 10.
     “Specified Treasury Management Provider” means each Person that provides products of the type described in the definition of “Treasury Management Obligations” to any of the Loan Parties and such Person either (A) is a Lender or (B) an Affiliate of a Lender that executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Affiliate (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Articles 9 and 10.
     “STRH” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as a Joint Lead Arranger.
     “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
     “Subsidiary Guaranty Agreement” shall mean the Amended and Restated Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit F, made by all Domestic Subsidiaries of the Borrower in favor of the Administrative Agent for the benefit of the Guaranteed Parties (as therein defined).

     “Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Schedule II to the Subsidiary Guaranty Agreement executed and delivered by a Domestic Subsidiary of the Borrower pursuant to Section 5.11.
     “Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement.
     “SUI” shall mean Strayer University, Inc., a Maryland corporation.
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.
     “Swingline Exposure” shall mean, with respect to each Revolving Loan Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make an Index Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Revolving Loan Lender’s Pro Rata Share of all outstanding Swingline Loans.
     “Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.
     “Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
     “Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit D.
     “Swingline Rate” shall mean the Index Rate plus the Applicable Margin.
     “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
     “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
     “Target Consolidated EBITDA” shall mean, for the Target and its Subsidiaries for any period, an amount equal to the sum of (i) the consolidated net income for such period plus (ii) to the extent deducted in determining consolidated net income for such period, (A) consolidated interest expense, (B) income tax expense, (C) depreciation and amortization, all of the foregoing as determined on a consolidated basis in accordance with GAAP, (D) the amount of any charges associated with the grant of any share based payment awards to employees, officers, directors or consultants and (E) all other non-cash charges acceptable to the Required Lenders, in each case for such period.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Loan” shall have the meaning set forth in Section 2.6.
     “Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the obligation of such Term Loan Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II. The aggregate principal amount of all Term Loan Lenders’ Term Loan Commitments is $100,000,000.
     “Term Loan Lender” shall mean each Lender that has a Term Loan Commitment or is the holder of a Term Loan.
     “Term Note” shall mean a promissory note of the Borrower payable to the order of a requesting Term Loan Lender in the principal amount of such Lender’s Term Loan Commitment, in substantially the form of Exhibit B.
     “Title IV, HEA Programs” shall mean the programs of federal student financial assistance authorized by Title IV of the Higher Education Act of 1965, as amended, 20 U.S.C. 1079 et seq., and any amendments or successor statutes thereto after the Closing Date.
     “Transaction Value” shall mean the aggregate value of the sum of all current and deferred cash and securities to be paid and issued, plus Indebtedness paid or assumed, in connection with a Permitted Acquisition (provided, however, that any consideration paid in Capital Stock of the Borrower shall not be included in the calculation of Transaction Value). The Borrower shall make an estimate in good faith as of the time of the closing of a Permitted Acquisition of all deferred payments (including, without limitation, earnout payments) to be paid in connection with such Permitted Acquisition.
     “Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, overnight draft, credit cards, purchasing cards and commercial cards and other cash management services.
     “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Index Rate or the Base Rate.
     “Unrestricted Liquidity” shall mean, at any time, the sum of (a) cash and Permitted Investments of the Loan Parties that are not subject to any Lien, other than Liens in favor of the Administrative Agent, or any restriction on use and (b) the aggregate unused Revolving

Commitments of all Lenders; provided, however, that the component of Unrestricted Liquidity attributable to this clause (b) shall not exceed $25,000,000.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Term Loan”) or by Type (e.g. a “Eurodollar Loan,” “Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
     Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

     Section 1.5. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE 2
AMOUNT AND TERMS OF THE COMMITMENTS
     Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Revolving Loan Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Revolving Loan Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.23, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Revolving Loan Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect; and (v) each Term Loan Lender severally agrees to make a Term Loan to the Borrower in a principal amount not exceeding such Term Loan Lender’s Term Loan Commitment on the Closing Date.
     Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Loan Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Revolving Loan Lender’s Revolving Credit Exposure exceeding such Revolving Loan Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Revolving Loan Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default or should any of the conditions set forth in Section 3.2 not be satisfied or waived as provided in this Agreement.
     Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. (Richmond, Virginia time) on the same Business Day as the requested date of each Base Rate Borrowing or Index Rate Borrowing and (y) prior to 11:00 a.m. (Richmond, Virginia time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of “Interest Period”). Each Revolving Borrowing shall consist entirely of Base Rate Loans, Index Rate Loans or Eurodollar Loans, as the Borrower may request, provided, that any Revolving Loans funded on the Closing Date shall be Index Rate Loans. The aggregate principal amount of each Eurodollar Revolving Borrowing shall be not less than $1,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Revolving Borrowing and Index Rate Revolving Borrowing shall not be less than $1,000,000 or a larger multiple of $500,000; provided, that Index Rate Revolving Loans or Base Rate Revolving Loans, respectively, made pursuant to Section 2.4 or Section 2.23(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Revolving Loan Lender of the details thereof and the amount of such Revolving Loan Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
     Section 2.4. Swingline Commitment.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be permitted to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
          (b) The Swingline Lender agrees to make Swingline Loans to the Borrower from time to time in accordance with the treasury and cash management services and products provided to the Borrower by the Swingline Lender (the “Cash Management Swingline Loans”). For other Swingline Loans, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 1:00 p.m. (Richmond, Virginia time) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Unless the Swingline Lender has received notice from the Administrative Agent or any Lender on or before the Business Day immediately preceding the date the Swingline Lender is to make the requested Swingline Loan directing the Swingline Lender not to make the Swingline Loan because such Swingline Loan is not then permitted hereunder because of the limitations set forth in Section 2.4(a) or that one or more conditions specified in Article 3 are not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than the later of 1:00 p.m. (Richmond, Virginia time) or two hours following the delivery of the Notice of Swingline Borrowing on the requested date of such Swingline Loan.
          (c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Loan Lenders (including the Swingline Lender) to make Index Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Loan Lender will make the proceeds of its Index Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan. The Swingline Lender agrees that it shall give such Notice of Revolving Borrowing on the last Business Day of each calendar week if any Swingline Loans are then outstanding.
          (d) If for any reason an Index Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Loan Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Index Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Loan Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Index Rate, such Swingline Loan shall automatically become an Index Rate Loan on the effective date of any such participation and interest shall become payable on demand.
          (e) Each Revolving Loan Lender’s obligation to make an Index Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Loan Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Loan Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Revolving Loan Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Loan Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Revolving Loan Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Loan Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Revolving

Loan Lender’s participation interest in such Swingline Loans that such Revolving Loan Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.
     Section 2.5. Reserved.
     Section 2.6. Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a single loan (each, a “Term Loan”) to the Borrower on the Closing Date in a aggregate principal amount not to exceed the Term Loan Commitment of such Term Loan Lender; provided, that if for any reason the full amount of such Term Loan Lender’s Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The Term Loans may be, from time to time, Base Rate Loans, Index Rate Loans or Eurodollar Loans or a combination thereof; provided, that on the Closing Date all Term Loans shall be Index Rate Loans. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loans on the Closing Date.
     Section 2.7. Funding of Borrowings.
          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m. (Richmond, Virginia time) to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
          (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (Richmond, Virginia time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

          (c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. All Term Loan Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
     Section 2.8. Interest Elections.
          (a) On the Closing Date, each Revolving Loan funded on such date shall be an Index Rate Loan, each Term Loan funded on such date shall be an Index Rate Loan and each Swingline Loan shall be an Index Rate Loan. After the Closing Date, each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing, provided that only Revolving Loans, Swingline Loans and Term Loans may be borrowed as Index Rate Loans. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.8. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section 2.8, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.8 attached hereto (a “Notice of Conversion/Continuation”), (x) prior to 11:00 a.m. (Richmond, Virginia time) on the same Business Day as the requested date of a conversion into a Base Rate Borrowing or an Index Rate Borrowing and (y) prior to 11:00 a.m. (Richmond, Virginia time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing or of a Eurodollar Borrowing into a Borrowing of another Type. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, an Index Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period.” If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings, Index Rate Borrowings and Base Rate Borrowings set forth in Section 2.3.

          (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.
          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If a Notice of Borrowing or a Notice of Conversion/Continuation does not specify a Type, the Borrower shall be deemed to have requested an Index Rate Borrowing with respect to the Revolving Loans.
     Section 2.9. Optional Reduction and Termination of Commitments.
          (a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to Section 2.6.
          (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable unless contingent on the consummation of an anticipated refinancing and the Borrower shall, as promptly as practicable, notify the Administrative Agent that such refinancing will not occur as scheduled), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.
          (c) The Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.
     Section 2.10. Repayment of Loans.
          (a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
          (b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
          (c) The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Term Loan Lender, the then unpaid principal amount of the Term Loan of such Term Loan Lender in installments payable on the last day of each March, June, September and December, commencing on December 31, 2011, with each such installment being in the aggregate principal amount for all Term Loan Lenders (i) for the installment due December 31, 2011, in the amount of 2.5% of the aggregate original principal amount of the Term Loans; (ii) for the installment due March 31, 2012, in the amount of 5.0% of the aggregate original principal amount of the Term Loans and (iii) for each quarterly installment thereafter, commencing with June 30, 2012, in the amount of 7.5% of the aggregate original principal amount of the Term Loans; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans shall be due and payable on the Maturity Date.
     Section 2.11. Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, absent manifest error; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

          (b) At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender, as applicable, a Revolving Credit Note and/or a Term Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.
     Section 2.12. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (Richmond, Virginia time) not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing or an Index Rate Borrowing, 11:00 a.m. (Richmond, Virginia time) on the Business Day of such prepayment, and (iii) in the case of Swingline Borrowings, 11:00 a.m. (Richmond, Virginia time) on the date of such prepayment, provided that no notice shall be required for the prepayment of any Cash Management Swingline Loans. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.20. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments in such order of maturity as the Borrower may direct.
     Section 2.13. Mandatory Prepayments.
          (a) No later than the Business Day following the date of receipt by the Borrower or any of its Subsidiaries of proceeds of any sale or disposition by the Borrower or such Subsidiary of any of its assets (excluding (i) sales of inventory in the ordinary course of business, (ii) sales of worn-out, obsolete equipment, (iii) so long as no Event of Default has occurred and is continuing, sales of assets the proceeds of which are invested into the businesses of the Borrower and its Subsidiaries within 180 days after such assets are sold and (iv) so long as no Event of Default has occurred and is continuing, other sales of assets of the Borrower or any of its Subsidiaries with an aggregate book value not to exceed $1,000,000 in any Fiscal Year) the Borrower shall prepay the Loans (without any associated permanent reduction of the Commitments) in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower or such Subsidiary in connection therewith (in each case, paid to non-Affiliates). Any such prepayment shall be applied in accordance with Section 2.13(d).

          (b) If the Borrower or any of its Subsidiaries issues any debt securities (other than Indebtedness permitted under Section 7.1), then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans (without any associated permanent reduction of the Commitments) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.13(d).
          (c) No later than the Business Day following the date of receipt by the Borrower or any of its Subsidiaries of proceeds of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries in respect of which the associated proceeds exceed $1,000,000 (excluding, so long as no Event of Default has occurred and is continuing, proceeds which are invested into the businesses of the Borrower and its Subsidiaries within 180 days after the receipt of such proceeds) the Borrower shall prepay the Loans in an amount equal to all such proceeds and payable by such Borrower or such Subsidiary in connection therewith (in each case, paid to non-Affiliates). Any such prepayment shall be applied in accordance with Section 2.13(d).
          (d) Subject to Section 8.2, any prepayments made by the Borrower pursuant to Sections 2.13(a), (b) or (c) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders and the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective Pro Rata Shares of such fees and expenses; third, to interest then due and payable on the Loans made to Borrower, pro rata to the Lenders based on their respective Pro Rata Shares; fourth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fifth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Pro Rata Shares, sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Pro Rata Shares and seventh, to the extent that an Event of Default has occurred and is continuing, to cash collateralize the Letters of Credit in accordance with Section 2.23(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.
          (e) If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.9 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.23(g) hereof.
     Section 2.14. Interest on Loans.
          (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time. The Borrower shall pay interest on each Index Rate Loan at the Index Rate plus the Applicable Margin in effect from time to time. The interest rate on Index Rate Loans shall be established based on the Index Rate in effect on the first Index Rate Determination Date, and shall be adjusted on each Index Rate Determination Date thereafter to reflect the Index Rate then in effect.
          (b) The Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.
          (c) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans and at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Index Rate Loans (including all Swingline Loans) and Base Rate Loans and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.
          (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Revolving Loans and Base Rate Term Loans shall be payable monthly in arrears on the last day of each calendar month, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Index Rate Revolving Loans, Index Rate Term Loans and Swingline Loans shall be payable monthly in arrears on the last day of each calendar month and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
          (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.15. Fees.
          (a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
          (b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Loan Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Revolving Loan Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Revolving Loan Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Revolving Loan Lender.
          (c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Loan Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Revolving Loan Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.14(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.
          (d) The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.
          (e) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2011, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
          (f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to paragraphs (b) and (c) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees) and the pro rata payment provisions of Section 2.22 will automatically be deemed adjusted to reflect the provisions of this Section. Such fees shall accrue, but shall only be payable pursuant to Section 2.27(b).
     Section 2.16. Computation of Interest and Fees. Subject to the following sentence, all computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
     Section 2.17. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing or on the Index Rate Determination Date for any Index Rate Borrowing or a Base Rate Borrowing bearing interest at a rate determined by reference to the Index Rate,
               (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period or the Index Rate on such Index Rate Determination Date, or
               (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate or the Index Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period or its Index Rate Loans or its Base Rate Loans bearing interest at a rate determined by reference to the Index Rate, as applicable, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate or to continue or convert outstanding Loans as or into Eurodollar Loans or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto and all Index Rate Loans shall automatically be converted to Base Rate Loans, unless, in either case, the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing or Index Rate Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

     Section 2.18. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan or Index Rate Loan or Base Rate Loan bearing interest at a rate determined by reference to the Index Rate and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate, or to continue or convert outstanding Loans as or into Eurodollar Loans or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, Eurodollar Term Loan Borrowing, Index Rate Borrowing or a Base Rate Borrowing bearing interest at a rate determined by reference to the Index Rate, such Lender’s Revolving Loan or Term Loan, as applicable, shall be made as a Base Rate Loan as part of the same Revolving Borrowing or Term Loan Borrowing, as the case may be, for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date, and immediately in the case of an Index Rate Loan or a Base Rate Loan bearing interest at a rate determined by reference to the Index Rate. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
     Section 2.19. Increased Costs.
          (a) If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate or the Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Index Rate) or the Issuing Bank; or
               (ii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans or Index Rate Loans or Base Rate Loans bearing interest at a rate determined by reference to the Index Rate made by such Lender or any Letter of Credit or any participation therein;
     and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or Index Rate Loan or Base Rate Loan bearing interest at a rate determined by reference to the Index Rate or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice (which shall include a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within ten days after the date of such notice and demand, the additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy), from time to time, within ten days after receipt by the Borrower of written demand (which shall include a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the basis for such demand and a calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.19 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section 2.19 for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.
     Section 2.20. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a

Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     Section 2.21. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto that may become payable by the Administrative Agent, such Lender or the Issuing Bank, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the calculation thereof and delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).
     Section 2.22. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Each Borrowing hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee (other than the fronting fee payable solely to the Issuing Bank) and any reduction of the Revolving Commitments of the Revolving Loan Lenders shall be made pro rata according to the respective Pro Rata Shares of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
          (b) Each payment (including each prepayment) of the Term Loans shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Voluntary prepayments shall be applied as provided in Section 2.12, and all other prepayments shall be applied pro rata to the remaining installments of such Term Loans. Amounts prepaid on account of the Term Loans may not be reborrowed.
          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Loan Lenders. Each payment in respect of LC Disbursements in respect of any Letter of Credit shall be made to the Issuing Bank that issued such Letters of Credit.
          (d) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.19, 2.20 or 2.21, or otherwise) prior to 12:00 noon (Richmond, Virginia time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
          (e) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties and (iii) last, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.
          (f) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (g) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.4(d), 2.7(b), 2.22(d), 2.23(d) or (e) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.23. Letters of Credit.
          (a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Revolving Loan Lenders pursuant to Section 2.23(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000 (or such other amount as may be agreed to by the Issuing Bank); (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount and (iv) except as provided in Section 3.2(f), the Issuing Bank shall not be required to issue any Letter of Credit if there is any Defaulting Lender or Potential Defaulting Lender at the time of such request or issuance. Each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Loan Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Loan Lender by an amount equal to the amount of such participation.
          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days (or such earlier date as may be agreed to by the Issuing Bank and the Administrative Agent) prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article 3 the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control; provided, further that the following are specific conditions under which the Issuing Bank may refuse to issue Letters of Credit:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it (for which the Issuing Bank is not otherwise compensated hereunder); or
               (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; or
               (iii) such Letter of Credit is to be denominated in a currency other than Dollars.
          (c) At least two Business Days (or such earlier date as may be agreed to by the Issuing Bank and the Administrative Agent) prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent or any Revolving Loan Lender on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.23(a), or that one or more conditions specified in Article 3 are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Loan Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (Richmond, Virginia time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Loan Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Loan Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
          (e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Loan Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Revolving Loan Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Loan Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Loan Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Revolving Loan Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Revolving Loan Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
          (f) To the extent that any Revolving Loan Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) above on the due date therefor, such Revolving Loan Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Revolving Loan Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Revolving Loan Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(c).
          (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Revolving Loan Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (h) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
          (i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
               (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
               (ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
               (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
               (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
               (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

               (vi) The existence of a Default or an Event of Default.
     Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse (i) the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof or (ii) the Issuing Bank or any Related Party of any of the foregoing from the Issuing Bank’s gross negligence or willful misconduct as determined in a final, nonappealable judgment of a court of competent jurisdiction. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.
     Section 2.24. Intentionally Deleted.
     Section 2.25. Mitigation of Obligations. If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
     Section 2.26. Replacement of Lenders. If any Lender is unable to fund any Eurodollar Loan or Index Rate Loan pursuant to Section 2.17(ii) or Section 2.18 or if any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.21, or if any Lender is a Defaulting Lender or defaults in its obligation to fund Loans hereunder or comply with the provisions of Section 2.21(e) or if any Lender does not provide its consent to any proposed waiver or amendment which is not effective unless consented to by the Required Lenders (or such higher percentage or proportion of the Lenders as herein provided), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (provided that such consent shall not be required to the extent an assignment pursuant to Section 10.4 to such assignee would not require the consent of the Administrative Agent), (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 2.27. Defaulting Lender. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:
          (a) the Borrower will, not less than one Business Day after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (i) to the extent not otherwise reallocated among all other Lenders that are Non-Defaulting Lenders in accordance with Section 3.2(f), cash collateralize (in accordance with Section 2.23(g)) a portion of the obligations of the Borrower owed to the Issuing Bank and the Swingline Lender equal to such Defaulting Lender’s LC Exposure or Swingline Exposure, as the case may be, (ii) in the case of such Swingline Exposure, prepay all Swingline Loans or (iii) make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and
          (b) any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payments of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to Lenders other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amount of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
     Section 2.28. Certain Permitted Amendments.
          (a) The Borrower may, by written notice to the Administrative Agent from time to time make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, in each case, unless otherwise agreed to by the Administrative Agent). Notwithstanding anything to the contrary in Section 10.2, each Permitted Amendment shall only require the consent of the Borrower, the Administrative Agent and those Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”), and each Permitted Amendment shall become effective only with respect to the Loans and Revolving Commitments of the Accepting Lenders. In connection with any Loan Modification Offer, the Borrower may, at its sole option, terminate or reduce the aggregate Revolving Commitments, and/or repay or reduce any Term Loans, of one or more of the Lenders that are not Accepting Lenders. Additionally, to the extent the Borrower has reduced the Revolving Commitments and/or Term Loans of such Lenders, it may request any other financial institution (with the consent of the Administrative Agent, such consent not to be unreasonably conditioned, delayed or withheld) to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Revolving Commitments and Term Loans reduced pursuant to the preceding sentence. Notwithstanding any other provision hereof, the Borrower shall not be entitled to have more than one Loan Modification Offer outstanding at any one time, nor to make more than five Loan Modification Offers during the term of the Loans.

          (b) The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Revolving Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans and/or Revolving Commitments of the Accepting Lenders as a new “Class” of loans and/or revolving commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under this Agreement.
          (c) “Permitted Amendments” means any or all of the following: (i) an extension of the Maturity Date and/or the Revolving Commitment Termination Date applicable solely to the Loans and/or Revolving Commitments of the Accepting Lenders, (ii) a delay in the timing of any scheduled amortization payments to be made in respect of the Term Loans of any Accepting Lender, (iii) an increase in the interest rate with respect to the Loans and/or Revolving Commitments of the Accepting Lenders, (iv) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any upfront fees), (v) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom, provided, that (A) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the revolving commitments of such new “Class” and the Revolving Commitments of the then-existing Lenders shall be made on a pro rata basis as between the revolving commitments of such new “Class” and the Revolving Commitments of the then-existing Revolving Loan Lenders, (B) the LC Commitment and Swingline Commitment may not be extended without the prior written consent of the Issuing Bank or the Swingline Lender, as applicable, and only to the extent the LC Commitment or Swingline Commitment so extended does not exceed the aggregate Revolving Commitments extended pursuant to clause (i) above, (C) payments of principal and interest on Loans (including loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.22, except that notwithstanding Section 2.22, the Loans and Revolving Commitments of the Lenders that are not Accepting Lenders may be repaid and terminated on their applicable Maturity Date and/or Revolving Commitment Termination Date, as the case may be, without any pro rata reduction of the revolving commitments and repayment of loans of Accepting Lenders with a different Maturity Date and/or Revolving Commitment Termination Date, and (vi) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments. The expenses of the transactions contemplated by this Section 2.28 shall be paid by the Borrower in accordance with Section 10.3(a).

          (d) This Section 2.28 shall supersede any provision in Section 10.2 to the contrary. Notwithstanding any reallocation into extending and non-extending “Classes” in connection with a Permitted Amendment, all Loans to the Borrower under this Agreement shall rank pari-passu in right of payment.
ARTICLE 3
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
     Section 3.1. Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
          (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date (other than Closing Date Legal Costs), including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or STRH (including the Fee Letter).
          (b) The Administrative Agent (or its counsel) shall have received the following:
               (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
               (ii) duly executed Notes payable to each Lender requesting a note (including the Swingline Note payable to the Swingline Lender);
               (iii) the Subsidiary Guaranty Agreement duly executed by each Subsidiary Loan Party;
               (iv) the Security Agreement duly executed by the Borrower and each Subsidiary Loan Party;
               (v) the Pledge Agreement duly executed by the Borrower and each Subsidiary Loan Party;
               (vi) copies of duly executed payoff letters, in form and substance satisfactory to Administrative Agent, executed by each holder of existing Indebtedness or the agent thereof, and a Perfection Certificate (as defined in the Security Agreement) with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower; together with (a) the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons and in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property or do business, together with copies of the financing statements (or similar documents) disclosed by such search, (b) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Administrative Agent, releasing all liens of such holders or agent upon any of the personal property of the Borrower and its Subsidiaries and (c) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of such Indebtedness;
               (vii) Reserved;
               (viii) a certificate of the Secretary or Assistant Secretary of each Loan Party in form and substance acceptable to the Administrative Agent, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
               (ix) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;
               (x) Reserved;
               (xi) favorable written opinion of Hogan Lovells US LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
               (xii) a certificate, in form and substance acceptable to the Administrative Agent, dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or, if qualified by materiality, in all respects) and (z) since December 31, 2010, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
               (xiii) with respect to any Loan to be funded on the Closing Date, if any, a duly executed Notice of Borrowing;
               (xiv) with respect to any Loan to be funded on the Closing Date, if any, a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of the Loans to be disbursed on the Closing Date;
               (xv) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery and performance of the Loan Documents by each Loan Party, and the validity and enforceability of the Loan Documents against each Loan Party or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Loans or any transaction being financed with the proceeds thereof shall be ongoing;
               (xvi) Reserved;
               (xvii) Reserved;
               (xviii) copies of (A) the internally prepared quarterly financial statements of Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on December 31, 2010, and (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010;
               (xix) a duly completed and executed Compliance Certificate of the Borrower, including pro forma calculations of the financial covenants set forth in Article 6 hereof as of December 31, 2010;
               (xx) a copy of, or a certificate as to coverage under, the insurance policies required by the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured, in form and substance satisfactory to the Administrative Agent;
               (xxi) Reserved; and
               (xxii) such other documents, certificates or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.
          (c) The Administrative Agent shall have received (i) to the extent required by the Pledge Agreement, the certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the Borrower or the applicable Subsidiary Loan Party, as pledgor; (ii) to the extent required by the Security Agreement, the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (iii) to the extent required by the Security Agreement or the Pledge Agreement, each promissory note pledged to the Administrative Agent pursuant to the Pledge Agreement and the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.
          (d) Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the

Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.2), shall be in proper form for filing, registration or recordation.
     Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
          (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
          (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case before and after giving effect thereto;
          (c) Reserved;
          (d) the Borrower shall have delivered the required Notice of Borrowing, or, in the case of any Letter of Credit, any other notice required pursuant to Section 2.23;
          (e) Reserved; and
          (f) to the extent any Lender is a Defaulting Lender or a Potential Defaulting Lender, at the time of such Loan or issuance of such Letter of Credit, the cost or loss to the Issuing Bank or the Swingline Lender, as the case may be, that would result therefrom is fully covered or eliminated by (i) with respect to such Letter of Credit, (x) the LC Exposure of such Defaulting Lender or Potential Defaulting Lender being reallocated among all other Lenders that are Non-Defaulting Lenders in proportion with their Pro Rata Share, but only to the extent that, after giving effect to such reallocation, the Revolving Credit Exposure of each Non-Defaulting Lender does not exceed such Non-Defaulting Lender’s Pro Rata Share of the Aggregate Revolving Commitment Amount; and (y) to the extent that such LC Exposure of such Defaulting Lender or Potential Defaulting Lender exceeds the amount that is permitted to be reallocated pursuant to the immediately preceding clause (x), the Borrower having provided cash collateral to the Administrative Agent to hold on behalf of the Borrower, on terms and conditions reasonably satisfactory to the Issuing Bank and the Administrative Agent, in an amount equal to such excess, (ii) with respect to any Swingline Loan, the Borrower having provided cash collateral to the Administrative Agent to hold on behalf of the Borrower, on terms and conditions reasonably satisfactory to the Swingline Lender and the Administrative Agent, in an amount equal to the Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender, or (iii) the Borrower making other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank or the Swingline Lender, as applicable, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; provided that none of the foregoing will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.
     Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.
     Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article 3, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and each Lender as follows:
     Section 4.1. Existence; Power. Each of the Loan Parties (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except in a case where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will be duly executed and delivered by such Loan Party, and will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien (other than Liens permitted by Section 7.2) on any asset of the Borrower or any of its Subsidiaries.
     Section 4.4. Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended with a written report thereon prepared by PriceWaterhouse Coopers and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2010, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2010, there has been no event, circumstance or condition which has had or would reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
     Section 4.5. Litigation and Environmental Matters.
          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Responsible Officer of the Borrower or any other officer of the Borrower having primary responsibility therefor, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
          (b) Except for the matters set forth on Schedule 4.5 or as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     Section 4.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.7. Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or is required to register under, the Investment Company Act of 1940, as amended.
     Section 4.8. Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all Federal and other material taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
     Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
     Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
     Section 4.11. Ownership of Property.
          (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Liens permitted by this Agreement. Except as could not reasonably be expected to result in a Material Adverse Effect, all leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.
          (b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.
          (c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
     Section 4.12. Disclosure. None of the reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished, including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission) contains any material misstatement of fact or omits to state any material fact necessary to make the statements herein or in any of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower, taken as a whole, in light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that management of the Borrower believed to be reasonable at the time such projected financial information was prepared (it being recognized by the Administrative Agent and each Lender that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will be in fact realized).
     Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the knowledge of any Responsible Officer of the Borrower or any other officer of the Borrower having primary responsibility therefor, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the knowledge of any Responsible Officer of the Borrower or any other officer of the Borrower having primary responsibility therefor, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower or any Subsidiary in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
     Section 4.15. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower and the Loan

Parties, taken as a whole on a consolidated basis, (a) will not be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, (b) will not be unable to pay its debts generally as such debts become due, or (c) will not have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
     Section 4.16. Reserved.
     Section 4.17. OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     Section 4.18. Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     Section 4.19. Security Documents.
          (a) (i) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, in which a security interest may be perfected under the Uniform Commercial Code as in effect at the relevant time by filing of financing statements, and (ii) the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements and grants of security in intellectual property and the execution of appropriate control agreements) a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral), in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 7.2, in the case of each of clauses (i) and (ii) above, to the extent required by the Security Agreement.
          (b) Intentionally Deleted.

          (c) Schedule 4.19 lists completely and correctly as of the Closing Date all real property owned and leased by the Borrower and the Subsidiaries and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiaries have valid leases in all the leased real property set forth on Schedule 4.19 and good and marketable title in all the owned real property set forth on Schedule 4.19.
          (d) (i) The Pledge Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement) and the proceeds thereof, in which a security interest may be perfected under the Uniform Commercial Code as in effect at the relevant time by filing of financing statements or obtaining control or possession, and (ii) the Lien created under the Pledge Agreement is (or will be, upon the filing of appropriate financing statements, the execution of appropriate control agreements and delivery of certificated securities and instruments to the Administrative Agent) a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Parent in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 7.2, in the case of each of clauses (i) and (ii) above, to the extent required by Pledge Agreement.
ARTICLE 5
AFFIRMATIVE COVENANTS
     The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination):
     Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent (which the Administrative Agent shall forward to each Lender):
          (a) as soon as available and in any event, in the case of the consolidated statements required hereunder only, within 120 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated and, when available and to the extent prepared for SUI, consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and, when available and to the extent prepared for SUI, consolidating statements of income, stockholders’ equity and cash flows (together with, in the case of consolidated financial statements, all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and, in the case of the consolidated financial statements only, reported on by PriceWaterhouse Coopers or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statement of income and consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year (it being understood that quarterly financial statements are not required to have footnote disclosures and are subject to normal year-end adjustments);
          (c) intentionally deleted;
          (d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer and the principal financial officer of the Borrower;
          (e) within 60 days after the end of each Fiscal Year, a budget and projection of the Borrower and its Subsidiaries for the next succeeding Fiscal Year;
          (f) promptly after the same become publicly available, notice of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (g) promptly upon such change, written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or form of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed; and
          (h) promptly following any request therefor by the Administrative Agent, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.
Notwithstanding any other provision of this Agreement, Lenders and Administrative Agent acknowledge and agree that nothing in this Agreement or the other Loan Documents shall require the Borrower and it Subsidiaries to disclose education records and information from such records in a manner inconsistent with the requirements of the Family Educational Rights and

Privacy Act, 20 U.S.C. 1232g (or any successor statute); its implementing regulations, 34 C.F.R. pt. 99 (or any successor regulation); applicable accreditation standards, policies, and procedures; and applicable state laws and regulations.
     Section 5.2. Notices of Material Events.
          (a) The Borrower will furnish to the Administrative Agent prompt written notice of the following (which the Administrative Agent shall forward to each Lender):
               (i) the occurrence of any Default or Event of Default;
               (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Responsible Officer of the Borrower or any other officer of the Borrower having primary responsibility therefor, affecting the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;
               (iii) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
               (iv) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;
               (v) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, respect of any Material Indebtedness of the Borrower or any of its Subsidiaries; and
               (vi) any other development that results in a Material Adverse Effect.
          (b) Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect (a) its legal existence and (b) its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, the loss of which could reasonably be expected to result in a Material Adverse Effect, and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation, dissolution or disposition permitted under Section 7.3 or Section 7.6.

     Section 5.4. Compliance with Laws, Etc; Maintenance of Licenses and Accreditations. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA, OSHA and rules, regulations and requirements of the U.S. Department of Education (including any regulatory test of financial responsibility), except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, maintain all licenses and accreditations required for the operation of its business and properties, the loss of which could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of Federal and other material tax liabilities, assessments and governmental charges (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.
     Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required. All such inspections and examinations by the Administrative Agent or any Lender shall be at the Borrower’s expense; provided, that so long as no Event of Default exists, the Borrower shall only be required to reimburse for one such inspection or examination each Fiscal Year.
     Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (c) at all times shall name Administrative Agent as additional insured or loss payee on all property and liability policies of the Borrower and its Subsidiaries (which policies shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured or loss payee, in form and substance reasonably satisfactory to the Administrative Agent). At the request of the Administrative Agent, the Borrower will deliver to the Administrative Agent certificates or other evidence of the insurance policies required hereby in form and substance reasonably satisfactory to the Administrative Agent.
     Section 5.9. Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Loans to refinance the Indebtedness of the Borrower under the Existing Credit Agreement and pay transactional expenses related thereto, finance the repurchase of shares of the Capital Stock of the Borrower, finance working capital needs and Permitted Acquisitions and pay transactional expenses related thereto and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. Specifically, no part of the proceeds of any Loan will be used to purchase or carry “margin stock” or to extend credit to others for the purpose of purchasing or carrying “margin stock.” All Letters of Credit will be used for general corporate purposes.
     Section 5.10. Intentionally Deleted.
     Section 5.11. Additional Subsidiaries. If any Domestic Subsidiary is acquired or formed after the Closing Date, the Borrower will promptly notify the Administrative Agent thereof and, within ten (10) Business Days after any such Domestic Subsidiary is acquired or formed, will cause such Domestic Subsidiary to become a Subsidiary Loan Party. A Domestic Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement, a Security Agreement and such other Security Documents as are required by Section 5.12, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and, to the extent requested by the Administrative Agent, opinions of counsel comparable to those delivered pursuant to Section 3.1, and (iii) such other documents as the Administrative Agent may reasonably request. No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligation under the Subsidiary Guaranty Agreement or its respective Security Agreement or other Security Documents, except as otherwise provided in this Agreement. No Loan Party shall form or acquire a Foreign Subsidiary after the date hereof without the prior written consent of the Required Lenders. PEI shall not be required to become a Subsidiary Loan Party so long as no further Investments are made therein by the Borrower or any Subsidiary.
     Section 5.12. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in each case, subject to the agreements set forth in this Agreement, the Security Agreement or the Pledge Agreement, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents (subject to any Liens permitted by Section 7.2). In addition, from time to time, subject to the agreements set forth in this Agreement, the Security Agreement and the Pledge Agreement, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests in all real and personal property of the Loan Parties other than (x) owned real property (i) listed on Schedule 4.19 or (ii) otherwise having a fair market value of less than $2,000,000 at the time of acquisition, (y) leased real property and (z) Excluded Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such additional instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.12. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by the Borrower or any of the Subsidiary Loan Parties of any owned real property after the Closing Date having a fair market value in excess of $2,000,000 at the time of acquisition.
ARTICLE 6
FINANCIAL COVENANTS
     The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination):
     Section 6.1. Minimum EBITDA. The Borrower will maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2011, Consolidated EBITDA for the period of two consecutive Fiscal Quarters then ended of not less than $60,000,000.
     Section 6.2. Interest Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2011, an Interest Coverage Ratio of not less than 3.00 to 1.

     Section 6.3. Unrestricted Liquidity. The Borrower will maintain, at all times, Unrestricted Liquidity of not less than $50,000,000.
     Section 6.4. Minimum Consolidated Tangible Net Worth. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2011, Consolidated Tangible Net Worth of not less than $0.
ARTICLE 7
NEGATIVE COVENANTS
     The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding (other than indemnities and other similar contingent obligations surviving the termination of this Agreement for which no claim has been made and which are unknown and not calculable at the time of termination):
     Section 7.1. Indebtedness and Preferred Stock. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness created pursuant to the Loan Documents;
          (b) Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
          (c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;
          (d) Indebtedness of the Borrower owing to any Subsidiary Loan Party and of any Subsidiary owing to the Borrower or any other Subsidiary Loan Party;
          (e) Guarantees (i) by the Borrower or any Subsidiary Loan Party of Indebtedness of any other Loan Party and by any Subsidiary of Indebtedness of the Borrower or any Subsidiary Loan Party and (ii) by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party to the extent constituting an Investment permitted pursuant to Section 7.4;

          (f) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided, that such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and the aggregate principal amount of such Indebtedness permitted under this Section 7.1(f) shall not exceed $5,000,000 outstanding at any time;
          (g) Indebtedness in respect of Hedging Obligations permitted by Section 7.10; and
          (h) other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.
          The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the 91st day following the Revolving Commitment Termination Date or the Maturity Date, whichever is later.
     Section 7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
          (a) Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.22 or Section 8.2 of this Agreement;
          (b) Permitted Encumbrances;
          (c) any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;
          (d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 180 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the principal amount of the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

          (e) Liens securing Indebtedness permitted pursuant to Section 7.1(f); provided, that such Lien does not extend to any assets other than the assets of the Person which becomes a Subsidiary after the date of this Agreement; and
          (f) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
     Section 7.3. Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if (x) the Borrower is the surviving Person or (y) if the Borrower is not a party to such merger, such Subsidiary is the surviving Person or the surviving Person shall become a Subsidiary Loan Party pursuant to Section 5.11, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person or the surviving Person shall become a Subsidiary Loan Party pursuant to Section 5.11, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party or in connection with a Disposition permitted pursuant to Section 7.6 and (iv) PEI (subject to the provisions of Section 5.11 regarding Investments) and any other Subsidiary (other than a Subsidiary Loan Party, subject to the following proviso) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that ELP may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (y) the Borrower determines in good faith that ELP is no longer required or necessary for the conduct of the business of the Borrower and (z) either (I) upon dissolution, the assets of ELP become those of a Loan Party or (II) prior to dissolution, the assets of ELP are subject to a Disposition permitted by Section 7.6; and provided, further, that any merger permitted pursuant to this Section 7.3 involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
     Section 7.4. Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

          (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries); and provided that, notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not, and shall not permit any Subsidiary Loan Party to, make any further Investments in PEI;
          (b) Permitted Investments;
          (c) Guarantees constituting Indebtedness permitted by Section 7.1;
          (d) Investments made by the Borrower in or to any Subsidiary Loan Party and by any Subsidiary to the Borrower or in or to a Subsidiary Loan Party;
          (e) loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $1,000,000 at any time;
          (f) repurchases of shares of Capital Stock and options to purchase shares of Capital Stock of the Borrower, and provided, that for the purpose of this clause (f) at the time such repurchase is made and after giving effect thereto (i) no Default or Event of Default has occurred and is continuing nor would occur and (ii) the Borrower would be in compliance with the financial covenants contained in Article 6 (other than that contained in Section 6.4 with respect to Consolidated Tangible Net Worth) on a pro forma basis;
          (g) Permitted Acquisitions;
          (h) Hedging Transactions permitted by Section 7.10;
          (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
          (j) Investments consisting of receivables and notes received from students in the ordinary course of business; and
          (k) Other Investments which in the aggregate do not exceed $5,000,000 in any Fiscal Year.
     Section 7.5. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another

Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (iii) repurchases of shares of Capital Stock and options to purchase shares of Capital Stock permitted by Section 7.4(f); and (iv) cash dividends and distributions paid on the Capital Stock of the Borrower; provided, for the purpose of this clause (iv) that at the time such dividend or distribution is paid and after giving effect thereto (x) no Default or Event of Default has occurred and is continuing nor would occur and (y) the Borrower would be in compliance with the financial covenants contained in Article 6 (other than that contained in Section 6.4 with respect to Consolidated Tangible Net Worth) on a pro forma basis.
     Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law) (each, a “Disposition”), except:
          (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
          (b) the sale of inventory and Permitted Investments in the ordinary course of business;
          (c) Dispositions permitted by Sections 7.3, 7.4 and 7.5;
          (d) leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business, in each case that do not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole;
          (e) Dispositions of Permitted Investments for fair market value or otherwise in connection with transactions not otherwise prohibited by this Agreement;
          (f) so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, the Disposition of delinquent notes or accounts receivable in the ordinary course of business of purposes of collection only (and not for the purpose of any bulk sale, financing or securitization transaction); and
          (g) any other Disposition in an aggregate amount not to exceed $10,000,000 in any Fiscal Year.
     Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates, (c) any

Restricted Payments permitted by Section 7.5 and any Investments permitted by Section 7.4, (d) customary directors’ fees and expenses to Persons who are not otherwise employees of the Borrower or any of its Subsidiaries, (e) employment agreements, employee benefit and compensation plans, as determined in good faith by the board of directors or senior management of the Borrower and (f) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business.
     Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases, licenses and other similar agreements restricting the assignment thereof and (v) clause (a) shall not apply to negative pledge covenants contained in any agreements relating to Indebtedness permitted to be incurred pursuant to the provisions of this Agreement that (i) are not in any respect more restrictive than the restrictions contained in this Agreement and (ii) do not prohibit the granting of Liens to secure the Obligations.
     Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each such transaction, a “Sale and Leaseback Transaction”), unless such Sale and Leaseback Transaction is otherwise permitted by Sections 7.1 and 7.6.
     Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any

Capital Stock or any Indebtedness (excluding Indebtedness of the Borrower or its Subsidiaries under this Agreement and the other Loan Documents or as permitted to be incurred pursuant to this Agreement) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
     Section 7.11. Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under (a) its certificate of incorporation, bylaws or other organizational documents or (b) Contractual Obligations evidencing, governing, securing or otherwise related to Material Indebtedness.
     Section 7.12. Intentionally Deleted.
     Section 7.13. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
ARTICLE 8
EVENTS OF DEFAULT
     Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document (including any Compliance Certificate) shall prove to be incorrect in any material respect (or, if qualified by materiality, then in all respects) when made or deemed made or submitted; or
          (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1(a), 5.1(b), 5.2(a)(i), or 5.3(a) (with respect to the Borrower’s or any Loan Party’s existence) or Articles 6 or 7; or

          (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
          (f) intentionally deleted; or
          (g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (other than customary non-default mandatory prepayment requirements associated with asset sales, casualty events or equity issuances); or
          (h) the Borrower or any Subsidiary Loan Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary Loan Party or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary Loan Party or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
          (j) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail generally to pay, its debts as they become due; or

          (k) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
          (l) any judgment or order for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (m) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (n) a Change in Control shall occur or exist; or
          (o) any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement; or
          (p) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise permitted in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby; or
          (q) any “Event of Default” shall have occurred and be continuing under any other Loan Document;
     then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          Section 8.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders after an Event of Default arises shall be applied as follows:
          (a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
          (b) second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
          (c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
          (d) fourth, to the fees due and payable under Sections 2.15(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
          (e) fifth, to the aggregate outstanding principal amount of the Term Loans (allocated pro rata among the Term Loan Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure and, to the extent secured by Liens, the Net Mark-to-Market Exposure of the Borrower and its Subsidiaries, until the same shall have been paid in full, allocated pro rata among any Lender, any Affiliate of any Lender or any Specified Hedge Provider, based on their respective pro rata shares of the aggregate amount of such Revolving Loans, LC Exposure and Net Mark-to-Market Exposure and to the Treasury Management Obligations maintained with any Specified Treasury Management Provider;
          (f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to the foregoing clause fifth; and
          (g) to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.
     All amounts allocated pursuant to the foregoing clauses second through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Loan Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.23(g).

ARTICLE 9
THE ADMINISTRATIVE AGENT
     Section 9.1. Appointment of Administrative Agent.
          (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
     Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
     Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
     Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed in good faith by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed in good faith by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
     Section 9.7. Successor Administrative Agent.
          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the above requirements.
          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed, provided, however, that the retiring Administrative Agent shall have no duties or obligations in respect thereof other than as imposed by the UCC or other applicable law) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
     Section 9.8. Authorization to Execute other Loan Documents.
          (a) Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such Loan Documents. Each Lender agrees (except to the extent provided in Section 9.7(b) following the resignation of the Administrative Agent) that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents. Each Lender further authorizes the Administrative Agent, and, at the request of the Borrower, the Administrative Agent shall, release any Subsidiary Loan Party from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents to which it is a party in connection with any sale, liquidation, dissolution or other disposition of such Subsidiary Loan Party; provided, that such sale, liquidation, dissolution or other disposition is otherwise permitted under the Loan Documents.
          (b) In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.
          (c) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon Payment in Full of all of the Obligations; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; or (iv) the release of any Lien on any assets which (A) are transferred or disposed of in accordance with the terms of this Agreement or (B) become subject to a Lien permitted by Section 7.1(c) in respect of which the applicable transaction documents do not permit such asset to be included in the Collateral hereunder. In connection with any such release, the Administrative Agent shall promptly (x) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release and (y) deliver to the Borrower, at the Borrower’s expense, any portion of such Collateral so released in possession of the Administrative Agent. In addition, the Administrative Agent shall, at the Borrower’s request, and at the Borrower’s expense, file UCC financing statement terminations or amendments and take such other actions as shall be reasonably required by the Borrower to evidence the release of any Excluded Collateral. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.8(c).
          (d) Upon any sale or transfer of assets constituting Collateral (including any dissolution of a Subsidiary permitted under this Agreement, the shares of which are pledged pursuant to the Security Documents) which is (x) permitted pursuant to the terms of any Loan Documents, or (y) consented to in writing by the Required Lenders or all of the Lenders if the release of such assets is required hereunder to be approved by all of the Lenders, and upon at least (A) five (5) Business Days’ prior written request by the Borrower in the case of clause (x) or (B) ten (10) Business Days’ prior written request by the Borrower in the case of clause (y) (or such shorter period as permitted by the Administrative Agent in its sole discretion), the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary or reasonably requested by the Borrower (including, if applicable, the return, at the expense of the Borrower, of possessory collateral and the termination of any control agreements) to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Loan Party) in respect of) all interests retained by the Borrower or any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
     Section 9.9. Benefits of Article 9. None of the provisions of this Article 9 (other than the Borrower consent rights provided in Section 9.7(a) or the Borrower rights to guaranty and Lien release as provided in Section 9.8) shall inure to the benefit of the Borrower or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article 9.
     Section 9.10. Titled Agents. Each Lender and each Loan Party agrees that any documentation agent or syndication agent or any other titled agent, in such capacity, shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Anything herein to the contrary notwithstanding, none of the Bookrunners, Book Managers or Arrangers or other titled agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
ARTICLE 10
MISCELLANEOUS
     Section 10.1. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, return receipt requested, or sent by telecopy, as follows:

To the Borrower:	Strayer Education, Inc. 2303 Dulles Station Boulevard Herndon, Virginia 20171
Attention: Mark Brown, Executive Vice President and Chief Financial Officer
Telecopy Number: (703) [__-____]

With a copy to:	Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004
Attention: Gordon Wilson, Esquire
Telecopy Number: (202) 637-5910

To the Administrative Agent or Swingline Lender:	SunTrust Bank 120 E. Baltimore Street 25th Floor Baltimore, Maryland 21202
Attention: Paul Deerin, Vice President
Telecopy Number: (410) 986-1927

With a copy to:	Hunton & Williams LLP 1751 Pinnacle Drive Suite 1700 McLean, Virginia 22102
Attention: Kevin F. Hull, Esquire
Telecopy Number: (703) 714-7410

With a copy to:	SunTrust Bank Agency Services 303 Peachtree Street, N. E./ 25th Floor Atlanta, Georgia 30308
Attention: Mr. Douglas Weltz
Telecopy Number: (404) 221-2001

To the Issuing Bank:	SunTrust Bank 25 Park Place, N. E./Mail Code 3706 Atlanta, Georgia 30303
Attention: Phil Acuff
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank Agency Services 303 Peachtree Street, N.E./25th Floor Atlanta, Georgia 30308
Attention: Mr. Douglas Weltz
Telecopy Number: (404) 221-2001

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Assumption Agreement executed by such Lender
          (b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.
          (c) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.
     Section 10.2. Waiver; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower or the applicable Loan Party and the Required Lenders or the Borrower or the applicable Loan Party and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Interest” or waive any obligation of the Borrower to pay (1) Default Interest or (2) Letter of Credit fees by an additional 2% per annum pursuant to the last sentence of Section 2.15(c) or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder), (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) or any other provision in the Loan Documents relating specifically to pro rata sharing of payments in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrower or any guarantor (subject to the provisions of Section 9.8(a)) or limit the liability of the Borrower under the Loan Documents or any such guarantor under any guaranty agreement, without the written consent of each Lender, (vii) release all or substantially all collateral (if any) securing any of the Obligations, or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender, (viii) subordinate the Loans to any other Indebtedness without the consent of all Lenders, (ix) impose additional or more burdensome conditions on a Lender’s ability to assign its Commitments without the consent of each Lender affected thereby or (x) increase the aggregate of all Commitments without the consent of all of the Lenders; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and provided that a Defaulting Lender shall have the right to approve or disapprove any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender more adversely than other affected Lenders. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
     Section 10.3. Expenses; Indemnification.
          (a) The Borrower shall pay (i) all reasonable documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates (other than the fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates related to the preparation, due diligence and closing of the Loan Documents that are delivered on the Closing Date (the “Closing Date Legal Costs”)), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (other than the Closing Date Legal Costs) (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket costs and expenses (including, without limitation, the reasonable documented fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The Borrower shall pay to the Administrative Agent or STRH, as applicable, all fees due from time to time under the Fee Letter.
          (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) constitute amounts in respect of Excluded Taxes.
          (c) The Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes (other than Excluded Taxes) with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
          (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
          (f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
     Section 10.4. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
               (i) Minimum Amounts.
                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
                    (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (or the entire Commitment, if less), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
               (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.
               (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
                    (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an

Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
                    (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments in respect of (1) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such a Lender or an Approved Fund or (2) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund and (y) assignments by Defaulting Lenders; and
                    (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.
               (iv) Assignment and Assumption. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Assumption, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21(e) if such assignee is a Foreign Lender.
               (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
               (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative

Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, Issuing Bank and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          (e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor (subject to the provisions of Section 9.8(a)) or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the Commonwealth of Virginia. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Eastern District of Virginia, Alexandria Division, and of any state court of the Commonwealth of Virginia sitting in Fairfax County, Virginia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Virginia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7. Right of Setoff.
          (a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank and any Affiliate thereof shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) owned by the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank or such Affiliate to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank or such Affiliate, as the case may be, irrespective of whether such Lender or the Issuing Bank or such Affiliate shall have made demand hereunder and although such Obligations may be unmatured. The setoff rights provided in this Section 10.7 shall not apply to funds held by or on behalf of the Borrower and its Subsidiaries in trust for other persons, including, without limitation, funds received under the Title IV, HEA Programs that are held in trust for the beneficiaries provided under 34 C.F.R. 668.161(b). Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank or any Affiliate thereof, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

          (b) To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar debtor relief laws or otherwise, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or by email, in pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.
     Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
     Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to maintain the confidentiality of any information provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations or (vii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
     Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
     Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
     Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
     Section 10.15. Publicity. With the prior written consent of the Borrower, the Administrative Agent or any Lender may publish customary advertising material relating to the transactions contemplated by this Agreement and the Loan Documents using the Borrower’s name, logos or trademarks.
(remainder of page left intentionally blank)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER: STRAYER EDUCATION, INC., a Maryland corporation
By:
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

ADMINISTRATIVE AGENT: SUNTRUST BANK as Administrative Agent, as Issuing Bank and as Swingline Lender
By
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

LENDERS: SUNTRUST BANK as Lender
By
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BANK OF AMERICA, N.A. as Lender
By
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

KEYBANK, N.A. as Lender
By
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION as Lender
By
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

BRANCH BANKING AND TRUST COMPANY as Lender
By
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

SOVEREIGN BANK as Lender
By
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

TD BANK, N.A. as Lender
By
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

STELLARONE BANK as Lender
By
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

Schedule I
APPLICABLE MARGIN FOR THE LOANS AND
APPLICABLE PERCENTAGE

Applicable Margin
		for Eurodollar Loans	Applicable	Applicable
Pricing		and Index Rate	Margin for Base	Percentage for
Level	Leverage Ratio	Loans	Rate Loans	Commitment Fee
I	Less than 1.00:1	2.250% per annum	2.250% per annum	0.300% per annum
II	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	2.500% per annum	2.500% per annum	0.350% per annum
III	Greater than or equal to 1.50:1.00	2.750% per annum	2.750% per annum	0.400% per annum
Schedule I

Schedule II
COMMITMENT AMOUNTS

		Term Loan Commitment
Lender	Revolving Commitment Amount	Amount
SunTrust Bank	$22,500,000	$22,500,000
Bank of America, N.A.	$22,500,000	$22,500,000
KeyBank, N.A.	$12,250,000	$12,250,000
PNC Bank, National Association	$12,250,000	$12,250,000
Branch Banking and Trust Company	$8,500,000	$8,500,000
Sovereign Bank	$8,500,000	$8,500,000
TD Bank, N.A.	$8,500,000	$8,500,000
StellarOne Bank	$5,000,000	$5,000,000

Total	$100,000,000	$100,000,000

Schedule II

SCHEDULE 2.23
EXISTING LETTERS OF CREDIT
None.
Schedule 2.23

SCHEDULE 4.5
ENVIRONMENTAL MATTERS
None.
Schedule 4.5

SCHEDULE 4.14
SUBSIDIARIES

	Jurisdiction of	Type of
Name of Subsidiary	Organization	Organization	Ownership
Strayer University, Inc.*	MD	Corporation	100% of the equity interest held by Strayer Education, Inc.
Education Loan Processing, Inc.*	VA	Corporation	100% of the equity interest held by Strayer Education, Inc.
Professional Education, Inc.	MD	Corporation	100% of the equity interest held by Strayer Education, Inc.

Note: Asterisk (“*”) indicates each Subsidiary that is a Subsidiary Loan Party.
Schedule 4.14

SCHEDULE 4.19
REAL PROPERTY
Owned Real Property:
See attachment.
Leased Real Property:
See attachment.
Schedule 4.19

SCHEDULE 7.1
OUTSTANDING INDEBTEDNESS
None.
Schedule 7.1

SCHEDULE 7.2
EXISTING LIENS
None.
Schedule 7.2

SCHEDULE 7.4
EXISTING INVESTMENTS
See Schedule 4.14.
Schedule 7.4

REVOLVING CREDIT NOTE

[$___________]	Arlington, Virginia
April 4, 2011
     FOR VALUE RECEIVED, the undersigned, STRAYER EDUCATION, INC., a Maryland corporation (the “Borrower”), hereby promises to pay to [name of Lender] (the “Lender”) or its registered assigns, at the Payment Office (as defined in the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 4, 2011, among the Borrower, the Lenders from time to time party thereto and SunTrust Bank, as Administrative Agent for the Lenders, as Issuing Bank and as Swingline Lender, as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement) on the Revolving Commitment Termination Date, the lesser of the principal sum of [amount of such Lender’s Revolving Commitment] or the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay the documented, out-of-pocket costs of collection of the Lender, in accordance with Section 10.3 of the Credit Agreement.
     The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.
     All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.
     This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES

THEREOF) OF THE COMMONWEALTH OF VIRGINIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
[SIGNATURE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be signed by its duly authorized representative all as of the day and year first above written.

STRAYER EDUCATION, INC., a
Maryland corporation

By:
Name:
Title:

Signature Page to Revolving Credit Note

TERM NOTE

[$__________]	Arlington, Virginia
April 4, 2011
     FOR VALUE RECEIVED, the undersigned, STRAYER EDUCATION, INC., a Maryland corporation (the “Borrower”), hereby promises to pay to [Insert name of Lender] (the “Lender”) or its registered assigns, at the Payment Office, (i) on the Term Loan Maturity Date, as defined in the Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 4, 2011 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Credit Agreement), among the Borrower, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent for the Lenders, as Issuing Bank and as Swingline Lender, the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Credit Agreement, and (ii) on each date specified in the Credit Agreement prior to the Term Loan Maturity Date, the principal amount of the Term Loan made to the Borrower by the Lender pursuant to the Credit Agreement and evidenced by this Note and payable to the Lender on such date as specified therein, in each case in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay the documented, out-of-pocket costs of collection of the Lender, in accordance with Section 10.3 of the Credit Agreement.
     The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.
     All borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Term Note and the Credit Agreement.
     This Term Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

     IN WITNESS WHEREOF, the Borrower has caused this Term Note to be signed by its duly authorized representative all as of the day and year first above written.

STRAYER EDUCATION, INC., a
Maryland corporation

By:
Name:
Title:

Signature Page to Term Note

AMENDED AND RESTATED SWINGLINE NOTE

$10,000,000	Arlington, Virginia
April 4, 2011
     FOR VALUE RECEIVED, the undersigned, STRAYER EDUCATION, INC., a Maryland corporation (the “Borrower”), hereby promises to pay to SUNTRUST BANK, a Georgia banking corporation (the “Swingline Lender”) or its registered assigns, at the Payment Office (as defined in the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 4, 2011, among the Borrower, the Lenders from time to time party thereto and SunTrust Bank, as Administrative Agent for the Lenders, as Issuing Bank and as Swingline Lender, as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement), on the Revolving Commitment Termination Date, the lesser of the principal sum of TEN MILLION DOLLARS AND NO/100 ($10,000,000) or the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay the documented, out-of-pocket costs of collection of the Lender, in accordance with Section 10.3 of the Credit Agreement.
     The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.
     All borrowings evidenced by this Amended and Restated Swingline Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Amended and Restated Swingline Note and the Credit Agreement.
     This Amended and Restated Swingline Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS AMENDED AND RESTATED SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF

THE COMMONWEALTH OF VIRGINIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
     This Amended and Restated Swingline Note amends and restates in its entirety that certain Swingline Note, dated as of January 3, 2011, made by the Borrower and payable to the Lender, in the maximum principal amount of $10,000,000.
[SIGNATURE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Borrower has caused this Amended and Restated Swingline Note to be signed by its duly authorized representative all as of the day and year first above written.

STRAYER EDUCATION, INC., a
Maryland corporation

By:
Name:
Title:

Signature Page to Amended and Restated Swingline Note

FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	Strayer Education, Inc.

4. Administrative Agent:	SunTrust Bank, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5. Credit Agreement:	Amended and Restated Revolving Credit and Term Loan
Agreement dated as of April 4, 2011, among Strayer Education,
Inc., a Maryland corporation, the Lender parties thereto, and
SunTrust Bank, as Administrative Agent, Issuing Bank and
Swingline Lender.

6. Assigned Interest:

Aggregate Amount
of
	Commitment/Loans	Amount of Commitment/	Percentage Assigned of
Type of Loan	for all Lenders	Loans Assigned	Commitment/Loans[2]
1)	$	$	%

2)	$	$	%

3)	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][3] Accepted:

SUNTRUST BANK, as Administrative Agent

By:
Title:

[Consented to:][4]

STRAYER EDUCATION, INC.

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
STRAYER EDUCATION, INC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Domestic Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Virginia.

AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT
     THIS AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT dated as of April 4, 2011, among each of the Subsidiaries listed on Schedule I hereto (each such Subsidiary individually, a “Guarantor,” and collectively, the “Guarantors”) of STRAYER EDUCATION, INC., a Maryland corporation (the “Borrower”) and SUNTRUST BANK, a Georgia banking corporation, as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).
     Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 4, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The Lenders have agreed to make Loans to the Borrower, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrower, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors is a Domestic Subsidiary of the Borrower and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders, and the issuance of the Letters of Credit by the Issuing Bank. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of a Subsidiary Guaranty Agreement in the form hereof. As consideration therefor and in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Guarantors are willing to execute this Amended and Restated Subsidiary Guaranty Agreement (as amended, modified or supplemented from time to time, this “Agreement”).
     Accordingly, the parties hereto agree as follows:
     Section 1. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (i) the due and punctual payment of all Obligations, including without limitation, (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement or disbursements, interest thereon and obligations to provide cash collateral, and (C) all other monetary obligations, including reasonable, documented, out-of-pocket fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding), of the Loan Parties to the Administrative Agent and the Lenders under the Credit Agreement and the

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other Loan Documents; (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents; (iii) the due and punctual payment and performance of all Hedging Obligations of any Loan Party entered into with a counterparty that is a Lender or an Affiliate of a Lender or was a Lender or an Affiliate of a Lender at the time the applicable Hedging Transaction was entered into (each such person, a “Specified Hedge Provider”); and (iv) the due and punctual payment and performance of all Treasury Management Obligations entered into with a counterparty that is a Lender or an Affiliate of a Lender or was a Lender or an Affiliate of a Lender at the time such Treasury Management Obligation was entered into (each such person, a “Specified Treasury Management Provider”; the Administrative Agent, the Lenders, the Issuing Bank, each Specified Hedge Provider, and each Specified Treasury Management Provider, collectively, the “Guaranteed Parties,” and each individually a “Guaranteed Party”) (all the monetary and other obligations referred to in the preceding clauses (i) through (iv) being collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.
     Section 2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment or protest to, demand of or payment from the other Loan Parties of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (ii) the failure of any Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of any instruments, agreements or documents executed in connection with any Hedging Transaction incurred to limit interest rate or fee fluctuation with respect to the Loans and Letters of Credit entered into with a Specified Hedge Provider (each such document, a “Hedging Document”), (iii) the failure of any Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of any instruments, agreements or documents executed in connection with a Treasury Management Obligation entered into with a Specified Treasury Management Provider (each such document, a “Treasury Document”), (iv) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, Hedging Document, Treasury Document or any guarantee or any other agreement, including with respect to any other Guarantor under this Agreement, or (v) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any Lender.
     Section 3. Security. Each of the Guarantors authorizes the Administrative Agent and each of the Lenders to (a) take and hold security for payment of this Guaranty and the Guaranteed Obligations and exchange, enforce, waive and release any such security, (b) upon the occurrence and during the continuance of an Event of Default, apply such security and direct the

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order or manner of sale thereof as they in their reasonable discretion may determine and (c) release or substitute any one or more endorsees, other guarantors or other obligors.
     Section 4. Guaranty of Payment. Each Guarantor further agrees that its guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Guaranteed Party to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Guaranteed Party in favor of the Borrower or any other Person.
     Section 5. No Discharge or Diminishment of Guaranty. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations or pursuant to Section 13 hereof), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Guaranteed Party to assert any claim or demand or to enforce any remedy under the Credit Agreement except to the extent otherwise provided by applicable law, any other Loan Document, Hedging Document, Treasury Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to the extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations or pursuant to Section 13 hereof).
     Section 6. Defenses of Borrower Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Loan Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. The Administrative Agent and the Guaranteed Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any other Loan Party or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor or guarantor, as the case may be, or any security. Each Guarantor hereby waives all rights afforded such Guarantor under Sections 49-25 and 49-26 of the Code of Virginia (1950), as amended.

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     Section 7. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Guaranteed Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for the benefit of the Guaranteed Parties in cash the amount of such unpaid and overdue Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent, all rights of such Guarantor against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Guaranteed Obligations; provided, however, that so long as no Event of Default shall exist, any Guarantor may seek, accept and retain payments by any other Loan Party of principal and interest in connection with such indebtedness. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Administrative Agent and the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
     Section 8. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of other Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the Guaranteed Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.
     Section 9. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 7), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold to satisfy a claim of any Guaranteed Party under this Agreement, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
     Section 10. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 7) that, in the event a payment shall be made by any other Guarantor under this Agreement or assets of any other Guarantor shall be sold to satisfy a claim of any Guaranteed Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 9, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or

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the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 23, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 10 shall be subrogated to the rights of such Claiming Guarantor under Section 9 to the extent of such payment.
     Section 11. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 9 and Section 10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
     Section 12. Representations and Warranties. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it (as a Subsidiary of the Borrower) contained in the Credit Agreement are true and correct.
     Section 13. Termination. The guarantees made hereunder (i) shall terminate without the necessity of any further action by any party hereto when all the Guaranteed Obligations (other than those Guaranteed Obligations relating to the Hedging Obligations or the Treasury Management Obligations and those indemnities and other similar contingent obligations for which no claim has been made and which are unknown and not calculable at the time of termination) have been paid in full in cash and the Guaranteed Parties have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero and the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise. Furthermore, upon release of any Guarantor in accordance with Section 9.8(a) of the Credit Agreement, such Guarantor shall be released automatically from its obligations under this Agreement without the necessity of any further action by any party hereto. In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.
     Section 14. Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective permitted successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been

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executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Guaranteed Parties, and their respective permitted successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
     Section 15. Waivers; Amendment.
     (a) No failure or delay of the Administrative Agent of any kind in exercising any power, right or remedy hereunder and no course of dealing between any Guarantor on the one hand and the Administrative Agent or any holder of any Note on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy hereunder, or under any Loan Document, Hedging Document, or Treasury Document, or any abandonment or discontinuance of steps to enforce such a power, right or remedy, preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights of the Administrative Agent hereunder and of the Guaranteed Parties under the other Loan Documents, the Hedging Documents and the Treasury Document, as applicable, are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice in similar or other circumstances.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).
     Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA.
     Section 17. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address set forth on Schedule I attached hereto or any subsequent address described in a written notice given as provided in Section 10.1 of the Credit Agreement.
     Section 18. Survival of Agreement; Severability.

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     (a) All covenants, agreements representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or the other Loan Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the Issuing Bank regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the LC Exposure does not equal zero and as long as the Commitments have not been terminated.
     (b) In the event one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 19. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 14), and shall become effective as provided in Section 14. Delivery of an executed signature page to this Agreement by facsimile transmission or by email as a pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.
     Section 20. Rules of Interpretation. The rules of interpretation specified in Section 1.4 of the Credit Agreement shall be applicable to this Agreement.
     Section 21. Jurisdiction; Consent to Service of Process.
     (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any of the United States District Court of the Eastern District of Virginia, Alexandria Division, and of any state court of the Commonwealth of Virginia sitting in Fairfax County, Virginia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any Hedging Document or any Treasury Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Virginia state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

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     (b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any Virginia state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 17. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 22. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT, HEDGING DOCUMENT OR TREASURY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE HEDGING DOCUMENTS OR THE TREASURY DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 22.
     Section 23. Additional Guarantors. Upon the occurrence of certain events and on the terms and conditions set forth and described in Section 5.11 of the Credit Agreement, certain other Domestic Subsidiaries of the Borrower may become Guarantors for purposes hereof and become a party hereto by executing and delivering to the Administrative Agent an instrument in the form of Annex I (each, a “Joinder Agreement”). Upon execution and delivery after the date hereof by the Administrative Agent and such Domestic Subsidiary of a Joinder Agreement, such Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.
     Section 24. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guaranteed Party and the Issuing Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guaranteed Party or the Issuing Bank to or for the credit or the account of any Guarantor against any or all of the obligations of such Guarantor now or hereafter

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existing under this Agreement, the other Loan Documents, the Hedging Documents or the Treasury Documents held by such Guaranteed Party or the Issuing Bank, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document, Hedging Document or Treasury Document, and although such obligations may be unmatured. The setoff rights provided in this Section 24 shall not apply to funds held by or on behalf of any Guarantor in trust for other persons, including, without limitation, funds received under the Title IV, HEA Programs that are held in trust for the beneficiaries provided under 34 C.F.R. 668.161(b). The rights of each Guaranteed Party and the Issuing Bank under this Section 24 are in addition to other rights and remedies (including other rights of setoff) which such Guaranteed Party or the Issuing Bank, as the case may be, may have.
     Section 25. Savings Clause.
     (a) It is the intent of each Guarantor and the Administrative Agent that each Guarantor’s maximum obligations hereunder shall be, but not in excess of:
     (i) in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Administrative Agent or the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
     (ii) in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
     (iii) in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.
     (b) The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Guaranteed Parties) as may be determined in any case or proceeding shall

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hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in Section 25(a) (i), (ii), and (iii), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent or the Guaranteed Parties), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions.
     (c) This Section 25 is intended solely to preserve the rights of the Administrative Agent and the Guaranteed Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 25 as against the Administrative Agent or Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.
     Section 26. Amendment and Restatement. This Agreement amends and restates in its entirety the Subsidiary Guaranty Agreement, dated as of January 3, 2011, made by the Guarantors in favor of the Administrative Agent.
(Signatures on following page)

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

STRAYER UNIVERSITY, INC.,
a Maryland corporation

By:
Name:
Title:

EDUCATION LOAN PROCESSING, INC.,
a Virginia corporation

By:
Name:
Title:

SUNTRUST BANK, as
Administrative Agent

By:
Name:
Title:

Acknowledged and agreed to:

STRAYER EDUCATION, INC., a Maryland corporation

By:
Name:
Title:

Subsidiary Guaranty Signature Page

SCHEDULE I TO THE
SUBSIDIARY GUARANTY AGREEMENT
Guarantor(s)

Guarantors	Address
STRAYER UNIVERSITY, INC., a Maryland corporation	Strayer University, Inc. 2303 Dulles Station Boulevard Herndon, Virginia 20171 Attention: Mark Brown, Executive Vice President and Chief Financial Officer Telecopy Number: (703) 527-0112

EDUCATION LOAN PROCESSING, INC., a Virginia corporation	Education Loan Processing, Inc. 2303 Dulles Station Boulevard Herndon, Virginia 20171 Attention: Mark Brown, Executive Vice President and Chief Financial Officer Telecopy Number: (703) 527-0112
Schedule I

ANNEX 1 TO THE

AMENDED AND RESTATED SUBSIDIARY GUARANTY AGREEMENT
     SUPPLEMENT NO. [   ] dated as of [               ], to the Amended and Restated Subsidiary Guaranty Agreement (the “Guaranty Agreement”) dated as of April 4, 2011, among each of the Subsidiaries listed on Schedule I thereto (each such Subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of STRAYER EDUCATION, INC., a Maryland corporation (the “Borrower”) and SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).
     A. Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 4, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent, as Issuing Bank and as Swingline Lender.
     B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.
     C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Pursuant to Section 5.11 of the Credit Agreement, certain Domestic Subsidiaries of the Borrower required to enter into the Guaranty Agreement as a Guarantor after the Closing Date. Section 23 of the Guaranty Agreement provides that such Domestic Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Domestic Subsidiary of the Borrower (the “New Guarantor”), is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.
     Accordingly, the Administrative Agent and the New Guarantor agree as follows:
     Section 1. In accordance with Section 23 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it (but not the other Guarantors) as a Guarantor thereunder are true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the date hereof. Each reference to a Guarantor in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

     Section 2. The New Guarantor represents and warrants to the Administrative Agent and the Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 3. This Supplement may be executed in counterparts each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission or by email as a pdf shall be as effective as delivery of a manually signed counterpart of this Supplement.
     Section 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.
     Section 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA.
     Section 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 17 of the Guaranty Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.
     Section 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable, documented, disbursements and other charges of outside counsel for the Administrative Agent, in accordance with Section 10.3(a) of the Credit Agreement as if the New Guarantor was the Borrower.
(Signatures on following page)

     IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]
By:
Name:
Title: Address:

SUNTRUST BANK, as Administrative Agent
By:
Name:
Title:

SECURITY AGREEMENT
     THIS SECURITY AGREEMENT (this “Agreement”), dated as of April 4, 2011, is made by STRAYER EDUCATION, INC., a Maryland corporation (the “Borrower”), STRAYER UNIVERSITY, INC., a Maryland corporation (“SUI”), EDUCATION LOAN PROCESSING, INC., a Virginia corporation (“ELP”), and each other Subsidiary of the Borrower hereafter becoming a party hereto (the Borrower, SUI, ELP and each other Subsidiary of the Borrower hereafter becoming a party hereto shall be collectively known as the “Grantors,” and individually as a “Grantor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as the Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of the date hereof, by and among the Borrower, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to establish a revolving credit facility on behalf of, and to make term loans to, the Borrower; and
     WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders under the Credit Agreement that the Grantors enter into this Agreement to secure all obligations of the Borrower under the Credit Agreement, secure the obligations of each Subsidiary of the Borrower under the Subsidiary Guaranty Agreement and all other Loan Documents to which each Grantor is a party, to secure all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender or to any Person that was a Lender or an Affiliate of a Lender at the time the applicable Hedging Transaction was entered into, and to secure all Treasury Management Obligations owed by any Loan Party to any Lender or Affiliate of any Lender or to any Person that was a Lender or an Affiliate of a Lender at the time the applicable agreement giving rise to such Treasury Management Obligations was entered into, and the Grantors desire to satisfy such condition precedent.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1.01 Definitions. Capitalized terms defined in the Credit Agreement and not otherwise defined herein, when used in this Agreement shall have the respective meanings provided for in the Credit Agreement. The following additional terms, when used in this Agreement, shall have the following meanings:
     “Account Debtor” shall mean any person or entity that is obligated under an Account.
     “Accounts” shall mean all “accounts” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights, and, in any event,

shall mean and include, without limitation, (a) all accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to any Grantor arising from the sale or lease of goods or other property by any Grantor or the performance of services by any Grantor (including, without limitation, any such obligation which might be characterized as an account, contract right or general intangible under the UCC in effect in any jurisdiction), (b) all of each Grantor’s rights in, to and under all purchase and sales orders for goods, services or other property, and all of each Grantor’s rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers’ rights of rescission, replevin, reclamation and rights to stoppage in transit), (c) all monies due to or to become due to any Grantor under all contracts for the sale, lease or exchange of goods or other property or the performance of services by any Grantor (whether or not yet earned by performance on the part of such Grantor), and (d) all collateral security and guarantees of any kind given to any Grantor with respect to any of the foregoing.
     “Accreditor” shall mean any entity or organization, whether governmental or government-chartered, private or quasi-private, which engages in the granting or withholding of accreditation of post-secondary education institutions or of educational programs provided by such institutions in accordance with prescribed standards and procedures.
     “Chattel Paper” shall mean all “chattel paper” (as defined in the UCC) owned or acquired by any Grantor or in which any Grantor has or acquires any rights.
     “Collateral” shall mean, collectively, all of the following:
(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Deposit Accounts;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	all Instruments;

(ix)	all Inventory;

(x)	all Investment Property;

(xi)	all Software;

(xii)	all money, cash or cash equivalents;

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(xiii)	all other goods and personal property, whether tangible or intangible;

(xiv)	all Supporting Obligations and Letter-of-Credit Rights of any Grantor;

(xv)	all books and records pertaining to any of the Collateral (including, without limitation, credit files, Software, computer programs, printouts and other computer materials and records but excluding customer lists); and

(xvi)	All products and Proceeds of all or any of the Collateral described in clauses (i) through (xv) hereof.
“Collateral” shall not include Excluded Collateral.
     “Copyright License” shall mean any and all rights of any Grantor under any written agreement granting any right to use any Copyright or Copyright registration.
     “Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
     “Deposit Accounts” shall mean all “deposit accounts” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights, or other receipts, of any Grantor covering, evidencing or representing rights or interest in such deposit accounts.
     “Documents” shall mean all “documents” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights, or other receipts, of any Grantor covering, evidencing or representing goods.
     “Educational Licenses” shall mean all federal, state, and Accreditor licenses, permits, authorizations, certifications, agreements, or similar approvals necessary under applicable law and accreditation standards and procedures for SUI to operate as a post-secondary educational institution as it currently operates or may operate from time to time during the term of this Agreement.
     “Equipment” shall mean all “equipment” (as defined in the UCC) now owned or hereafter acquired by any Grantor and wherever located, and, in any event, shall include without limitation all machinery, furniture, furnishings, processing equipment, conveyors, machine tools, engineering processing equipment, manufacturing equipment, materials handling equipment, trade fixtures, trucks, trailers, forklifts, vehicles, computers and other electronic data processing and other office equipment of any Grantor, and any and all additions, substitutions and

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replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, all fuel therefore and all manuals, drawings, instructions, warranties and rights with respect thereto.
     “Event of Default” shall have the meaning set forth for such term in Section 7 hereof.
     “Excluded Accounts” means (i) any disbursement deposit accounts the funds in which are used solely for the payment of salaries and wages, employee benefits or workers’ compensation, (ii) all accounts maintained by the Grantors for which the aggregate balance of all such accounts, as of the end of any Business Day, does not exceed $5,000,000 and (iii) any Fiduciary Accounts.
     “Excluded Collateral” shall mean:
     (a) any lease, license, contract, property rights or agreement to which any Grantor is a party (including any Educational Licenses) or any of its respective rights or interests therein if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement or under applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law); provided, however, that a security interest shall attach immediately (and such lease, license, contract, property rights or agreement shall immediately cease to be Excluded Collateral) at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied, and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement (and such portion of such lease, license, contract, property rights or agreement shall immediately cease to be Excluded Collateral) that does not result in any of the consequences specified in the foregoing clauses (i) or (ii);
     (b) (i) funds that SUI receives from federal student financial aid programs under Title IV of the Higher Education Act of 1965, as amended, and holds in a bank or investment account for federal funds pursuant to 34 C.F.R. 668.163 (or any successor regulation) or otherwise in trust pursuant to 34 C.F.R. 668.161(b) and (ii) any similar federal or state student financial aid funds; and
     (c) any treasury stock of the Borrower that has not yet been retired.
     “Exempt Student Financial Aid Funds” shall mean (i) funds that (A) SUI receives from federal student financial aid programs under Title IV of the Higher Education Act of 1965, as amended, and (B) students do not earn pursuant to 34 C.F.R. 668.22(e) (or any successor regulation) and (ii) any similar federal or state student financial aid funds.
     “Fiduciary Accounts” means any deposit or trust account into which only governmental funds are deposited or credited and held by an institution as fiduciary for the benefit of students, including Title IV Trust Accounts (including Direct Loan accounts) and PHEAA accounts or other similar State grant accounts.

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     “Fixtures” shall mean all “fixtures” (as defined in the UCC) owned or acquired by any Grantor.
     “General Intangibles” shall mean all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights and, in any event, shall include all right, title and interest in or under all contracts, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspondence, credit files, invoices, tapes, cards, computer runs, domain names, prospect lists, customer lists and other papers and documents.
     “Instruments” shall mean all “instruments” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights and, in any event, shall include all promissory notes, all certificates of deposit and all letters of credit evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts or other obligations owed to any Grantor.
     “Intellectual Property” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights: (a) all Patents, patent rights and patent applications, Copyrights and copyright applications, Trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, applications for registration of trademarks, trade names and service marks, fictitious names registrations and trademark, trade name and service mark registrations, and all derivations thereof; and (b) Patent Licenses, Trademark Licenses, Copyright Licenses and other licenses to use any of the items described in the preceding clause (a), and any other similar items necessary to conduct or operate the business of each Grantor.
     “Inventory” shall mean all “inventory” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights and, in any event, shall include all goods owned or held for sale or lease to any other Persons.
     “Investment Property” shall mean all “investment property” (as defined in the UCC) now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights and, in any event, shall include all “certificated securities”, “uncertificated securities”, “security entitlements”, “securities accounts”, “commodity contracts” and “commodity accounts” (as all such terms are defined in the UCC) of each Grantor.

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     “Letter-of-Credit Rights” shall mean “letter-of-credit rights” (as defined in the UCC), now owned or hereafter acquired by any Grantor, including rights to payment or performance under a letter of credit, whether or not any Grantor, as beneficiary, has demanded or is entitled to demand payment or performance.
     “License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests of each Grantor in Intellectual Property.
     “Material Intellectual Property” means any registered Intellectual Property owned or licensed by a Grantor, which is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.
     “Patent License” shall mean any written agreement now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights granting any right with respect to any property, process or other invention on which a Patent is in existence.
     “Patents” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any rights: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (b) all reissues, continuations, continuations-in-part and extensions thereof.
     “Proceeds” shall mean all “proceeds” (as defined in the UCC) of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, the Collateral, and, in any event, shall mean and include all claims against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of any Collateral, and any condemnation or requisition payments with respect to any Collateral and the following types of property acquired with cash proceeds: Accounts, Inventory, General Intangibles, Documents, Instruments and Equipment.
     “Secured Obligations” shall mean (i) all Obligations of the Borrower, (ii) all obligations of each other Grantor under the Subsidiary Guaranty Agreement and all other Loan Documents to which such other Grantor is a party to (whether for principal, interest, fees, expenses, indemnity or reimbursement payments, or otherwise), (iii) all renewals, extensions, refinancings and modifications thereof, and (iv) all documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the exercise of its rights and remedies hereunder (including reasonable and documented attorneys’ fees, charges and disbursements).
     “Secured Parties” shall mean the Administrative Agent, the Lenders, the Specified Hedge Providers and the Specified Treasury Management Providers.
     “Security Interests” shall mean the security interests granted to the Administrative Agent on its behalf and on behalf of the Secured Parties pursuant to Section 3(a), as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Agreement.

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     “Software” shall mean all “software” (as defined in the UCC), now owned or hereafter acquired by any Grantor, including all computer programs and all supporting information provided in connection with a transaction related to any program.
     “Specified Hedge Provider” means a Person that was a Lender or an Affiliate of a Lender at the date of entering into a Hedging Transaction, and, in the case of an Affiliate, such Affiliate Person executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Affiliate (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Articles 9 and 10 of the Credit Agreement.
     “Specified Treasury Management Provider” means each Person that provides products of the type described in the definition of “Treasury Management Obligations” contained in the Credit Agreement to any of the Loan Parties and such Person either (A) is a Lender or (B) is an Affiliate of a Lender that executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Affiliate (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Articles 9 and 10 of the Credit Agreement.
     “Supporting Obligations” means all “supporting obligations” (as defined in the UCC), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.
     “Title IV Trust Account” shall mean any trust account holding “Title IV HEA Program Funds” under the terms of 34 C.F.R. §668.161(b) and 34 C.F.R. §668.163.
     “Trademark License” shall mean any written agreement now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any such rights granting to any Grantor any right to use any Trademark.
     “Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor has or acquires any such rights: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof and (iii) all goodwill associated with or symbolized by any of the foregoing.
     “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in the Commonwealth of Virginia; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Virginia, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for

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purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
     “United States” or “U.S.” shall mean the United States of America, any of the fifty states thereof, and the District of Columbia.
     SECTION 2. Representations and Warranties. Each Grantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, as follows:
          (a) Subject to the restrictions in respect of Educational Licenses described in Section 25, such Grantor (i) has rights in, and except as otherwise permitted by Section 7.8 of the Credit Agreement, the power to transfer, each item of the Collateral upon which it purports to grant a Security Interest hereunder free and clear of any Liens other than Liens permitted under Section 7.2 of the Credit Agreement and (ii) has good and marketable title to the Collateral owned by such Grantor.
          (b) Other than financing statements, security agreements, or other similar or equivalent documents or instruments (i) with respect to Liens permitted under Section 7.2 of the Credit Agreement, (ii) as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents, (iii) for which termination statements have been delivered to the Administrative Agent or (iv) that are ineffective under applicable law, no financing statement, mortgage, security agreement or similar or equivalent document or instrument evidencing a Lien on all or any part of the Collateral is on file or of record in any jurisdiction. None of the Collateral is in the possession of a Person (other than any Grantor) asserting any claim thereto or security interest therein (other than Liens permitted under Section 7.2 of the Credit Agreement), except that the Administrative Agent or its designee may have possession of Collateral as contemplated hereby.
          (c) When UCC financing statements in appropriate form are filed in the offices specified on Schedule I attached hereto, the Security Interests shall constitute valid and perfected security interests in the Collateral, prior to all other Liens and rights of others therein except for the Liens permitted under Section 7.2 of the Credit Agreement, to the extent that a security interest therein may be perfected by filing pursuant to the UCC, assuming the proper filing and indexing thereof.
          (d) All Inventory and Equipment is insured in accordance with the requirements of this Agreement and the Credit Agreement.
          (e) None of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC).
          (f) Schedule II correctly sets forth as of the date hereof each Grantor’s state of organization, taxpayer identification number, organizational identification number and correct legal name indicated on the public record of such Grantor’s jurisdiction of organization which shows such Grantor to be organized.
          (g) The Perfection Certificates, which are attached hereto as Schedule III, correctly sets forth as of the date hereof (i) all names and tradenames that each Grantor has used

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within the last five (5) years and the names of all Persons that have merged into or been acquired by each Grantor, (ii) the chief executive offices of each Grantor over the last five (5) years, (iii) all owned and leased locations of each Grantor, (iv) the name of each bank at which each Grantor maintains Deposit Accounts, the state or other jurisdiction of location of each such bank, and the account numbers for each Deposit Account, (v) all letters of credit under which each Grantor is a beneficiary, (vi) all third parties with possession of any Inventory or Equipment of each Grantor and (vii) each Grantor’s mailing address.
          (h) With respect to the Accounts of the Grantors: (i) to the extent an Account arises out of goods sold and/or services furnished, (A) the goods sold and/or services furnished giving rise to each Account, to the extent applicable, are not subject to any security interest or Lien except the security interest granted to the Administrative Agent herein and Liens permitted by Section 7.2 of the Credit Agreement, (B) such Account arises out of a bona fide transaction for goods sold and delivered (or in the process of being delivered) by a Grantor or for services actually rendered or to be rendered by a Grantor, except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) each Account and the papers and documents of the applicable Grantor relating thereto, if any, are genuine and in all material respects what they purport to be, except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) the amount of each Account as shown on the applicable Grantor’s books and records, and on all invoices and statements which may be delivered to the Administrative Agent with respect thereto, is due and payable to the applicable Grantor and is not in any way contingent (except for contingent Accounts relating to the sale, lease or other disposition of all or substantially all of the assets of a line of business or division of a Grantor and for tuition and fee payments that may be refundable upon withdrawal of a student in the ordinary course of business), except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iv) no Account is subject to set-offs, counterclaims or disputes existing or asserted with respect to any Account that in the aggregate could reasonably be expected to have a Material Adverse Effect, and no Grantor has made any agreement with any Account Debtor for any deduction from any Account except for deductions made in the ordinary course of its business or as determined by such Grantor in the exercise of its reasonable business judgment; (v) there has been no development or event in respect of the validity or enforcement of any Account or Accounts or the amount payable thereunder as shown on the applicable Grantor’s books and records and all invoices and statements delivered to the Administrative Agent with respect thereto, which individually or in the aggregate has had or could be reasonably expected to have a Material Adverse Effect; and (vi) the right to receive payment under each Account is assignable except where the assignment of any such right to payment is prohibited or limited by applicable law, regulations, administrative guidelines or contract.
          (i) Intentionally Deleted.
          (j) Such Grantor does not have as of the date hereof any interest in, or title to, any registered Patent, Trademark or Copyright constituting Material Intellectual Property except as set forth in the Perfection Certificates. This Agreement is effective to create a valid and continuing Lien on and, upon filing of (i) the Copyright Security Agreements (as hereinafter defined) with the United States Copyright Office and filing of the Patent Security Agreements (as hereinafter defined) and the Trademark Security Agreements (as hereinafter defined) with the

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United States Patent and Trademark Office and (ii) the appropriate financing statements in the requisite offices as required by the UCC, perfected security interests in favor of the Administrative Agent in such Grantor’s Patents, Trademarks and Copyrights. Upon filing of the Copyright Security Agreements with the United States Copyright Office and filing of the Patent Security Agreements and the Trademark Security Agreements with the United States Patent and Trademark Office and the filing of appropriate financing statements listed on Schedule I hereto, all action necessary to protect and perfect the Administrative Agent’s Lien on such Grantor’s registered Patents, Trademarks or Copyrights constituting Material Intellectual Property shall have been duly taken. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall only require perfection of its security interests in, or other registration with respect to, any Patent, Trademark or Copyright registered with a country other than the United States or any political subdivision thereof, to the extent reasonably requested by the Administrative Agent and such Patent, Trademark or Copyright constitutes Material Intellectual Property.
     SECTION 3. The Security Interests; Excluded Collateral.
          (a) In order to secure the full and punctual payment and performance of the Secured Obligations in accordance with the terms of the Credit Agreement, each Grantor hereby pledges, assigns, hypothecates, sets over and conveys to the Administrative Agent on its behalf and on behalf of the Secured Parties and grants to the Administrative Agent on its behalf and on behalf of the Secured Parties a continuing security interest in and to, all of its rights in and to all Collateral now or hereafter owned or acquired by such Grantor or in which such Grantor now has or hereafter has or acquires any rights, and wherever located. The Security Interests are granted as security only and shall not subject the Administrative Agent or any Secured Party to, or transfer to the Administrative Agent or any Secured Party, or in any way affect or modify, any obligation or liability of the Grantor with respect to any Collateral or any transaction in connection therewith.
          (b) Notwithstanding anything to the contrary herein, the Grantors make no representations or warranties hereunder, and the covenants hereunder shall not apply, in respect of the Excluded Collateral.
     SECTION 4. Further Assurances; Covenants.
          (a) General.
     (i) No Grantor shall change the location of its chief executive office or principal place of business unless it shall have given the Administrative Agent prompt written notice thereof, and delivered to the Administrative Agent all financing statements and financing statement amendments necessary to maintain a perfected security interest in any of the Collateral.
     (ii) No Grantor shall change its name, organizational identification number, identity or jurisdiction or form of organization in any manner unless it shall have given the Administrative Agent prompt written notice thereof, and delivered to the Administrative Agent all financing statements and financing

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statement amendments necessary to maintain a perfected security interest in any of the Collateral. No Grantor shall merge or consolidate into, or transfer any of the Collateral to, any other Person other than another Grantor, other than as permitted by this Agreement and the Credit Agreement.
     (iii) Each Grantor hereby authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file financing statements and amendments that describe the collateral covered by such financing statements as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect, in such jurisdictions as are necessary or desirable in order to perfect the security interests granted by such Grantor under this Agreement. Each Grantor will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings with the United States Patent and Trademark Office, Copyright or Patent filings and any filings of financing or continuation statements under the UCC) that from time to time may be necessary, or that the Administrative Agent may reasonably request, in order to create, preserve, upgrade in rank, perfect, confirm or validate the Security Interests, in each case, to the extent required hereby, or to enable the Administrative Agent to obtain the full benefits of this Agreement, or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of its Collateral (it being understood that no Grantor shall be required to obtain the consent of any third party pursuant to this paragraph unless such action is otherwise required hereby). Each Grantor hereby authorizes the Administrative Agent to execute and file financing statements, financing statement amendments or continuation statements on behalf of such Grantor from time to time as are necessary or desirable to maintain a perfected security interest in the Collateral. Each Grantor agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. In accordance with Section 13, the Grantors shall pay the costs of, or incidental to, any recording or filing of any financing statements, financing statement amendments or continuation statements filed pursuant to the terms of this Agreement.
     (iv) Intentionally Deleted.
     (v) No Grantor shall (A) sell, transfer, lease, exchange, assign or otherwise dispose of, or grant any option, warrant or other right with respect to, any of its Collateral other than as permitted under Section 7.6 of the Credit Agreement; or (B) create, incur or suffer to exist any Lien with respect to any Collateral, except for the Liens permitted under Section 7.2 of the Credit Agreement.
     (vi) Each Grantor will, promptly upon request, provide to the Administrative Agent all information and evidence it may reasonably request concerning the Collateral, to enable the Administrative Agent to enforce the provisions of this Agreement.

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     (vii) Each Grantor shall take all actions necessary or reasonably requested by the Administrative Agent in order to maintain the perfected status of the Security Interests, in each case, to the extent required hereby.
     (viii) Except as permitted by Section 8.9A-509(d)(2) of the UCC, no Grantor shall file any amendment to or termination of a financing statement naming any Grantor as debtor and the Administrative Agent as secured party, or any correction statement with respect thereto, in any jurisdiction until such time as the Secured Obligations (other than contingent indemnification obligations that have not yet been asserted) have been satisfied and the Administrative Agent has authorized such filing.
     (ix) Intentionally Deleted.
          (b) Accounts, Etc.
     (i) Each Grantor shall use all commercially reasonable efforts consistent with prudent business practice as determined by such Grantor in the exercise of its reasonable business judgment to cause to be collected from its Account Debtors, as and when due, any and all amounts owing under or on account of each Account (including, without limitation, Accounts which are delinquent, such Accounts to be collected in accordance with lawful collection procedures) and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account. The costs and expenses (including, without limitation, reasonable attorneys’ fees actually incurred) of collection of Accounts incurred by such Grantor or, subject to Section 13, the Administrative Agent shall be borne by the Grantors.
     (ii) Upon the occurrence and during the continuation of any Event of Default, each Grantor shall, at the request and option of the Administrative Agent, notify Account Debtors and other Persons obligated on the Accounts or any of the Collateral of the security interest of Administrative Agent in any Account or other Collateral and that payment thereof is to be made directly to the Administrative Agent, and may itself, if an Event of Default shall have occurred and be continuing, without notice to or demand upon any Grantor, so notify Account Debtors and other Persons obligated on Collateral. After the making of such a request or the giving of any such notification, each Grantor shall, subject to any applicable obligations under applicable law, hold any proceeds of collection of the Accounts and such other Collateral received by such Grantor as trustee for the Administrative Agent without commingling the same with other funds of such Debtor and shall turn the same over to the Administrative Agent in the identical form received, together with any necessary endorsements or assignments. The Administrative Agent shall apply the proceeds of collection of the Accounts and other Collateral received by the Administrative Agent to the Obligations in accordance with the provisions of the Credit Agreement, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them..

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     (iii) Each Grantor will perform and comply with all of its obligations in respect of Accounts, Instruments and General Intangibles, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (iv) Anything herein to the contrary notwithstanding, each of the Grantors shall remain liable under each of its Accounts, contracts and agreements to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account or the terms of such contract or agreement. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto), contract or agreement by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating to such Account, contract or agreement pursuant hereto, nor shall the Administrative Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), contract or agreement, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     (v) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Grantors shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. Upon the Administrative Agent’s written request and at the expense of the Grantors, the Grantors shall cause their independent public accountants or others reasonably satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent in its own name or in the name of others may communicate with Account Debtors on the Accounts to verify with them to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any Accounts.
          (c) Intentionally Deleted.
          (d) Patents, Trademarks, Etc. Each Grantor shall notify the Administrative Agent no later than the date required for delivery of the quarterly Compliance Certificate pursuant to Section 5.1(d) of the Credit Agreement of the occurrence of each of the following (i) such Grantor’s acquisition after the date of this Agreement of any Material Intellectual

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Property and (ii) a Responsible Officer of such Grantor obtaining knowledge, or reason to know, that any application or registration relating to any Material Intellectual Property owned by or licensed to such Grantor is reasonably likely to become abandoned or dedicated, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Grantor’s ownership of any Material Intellectual Property, its right to register the same, or to keep and maintain the same, in each case, except as could not reasonably be expected to have a Material Adverse Effect. Each Grantor will, contemporaneously herewith, execute and deliver to the Administrative Agent the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement in the forms of Exhibit A, Exhibit B and Exhibit C hereto, as necessary, and, upon the Administrative Agent’s written request, shall execute and deliver to the Administrative Agent any other document required to register or perfect the Administrative Agent’s Security Interest in any part of the Material Intellectual Property. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall only require perfection of its security interests in, or other registration with respect to, any Patent, Trademark or Copyright registered with a country other than the United States or any political subdivision thereof, to the extent reasonably requested by the Administrative Agent and such Patent, Trademark or Copyright constitutes Material Intellectual Property.
          (e) Deposit Accounts, Chattel Paper, Investment Property and Letters of Credit.
     (i) No Grantor shall open or maintain any Deposit Accounts other than (A) those listed on the Perfection Certificates attached hereto as Schedule III and other Deposit Accounts maintained at institutions who are Lenders or Affiliates thereof, which shall not be required to be subject to control agreements unless requested by the Administrative Agent while an Event of Default has occurred and is continuing, (B) Excluded Accounts and (C) such other Deposit Accounts as such Grantor shall open and maintain that are subject to control agreements, in form and substance reasonably satisfactory to the Administrative Agent, executed by such Grantor, the bank at which the Deposit Account is located and the Administrative Agent.
     (ii) Upon the written request of the Administrative Agent, each Grantor that is the beneficiary of any Letters of Credit having a value in excess of $5,000,000, shall use commercially reasonable efforts to arrange for the issuer of such Letter of Credit to consent to the assignment of the proceeds of such Letter of Credit to the Administrative Agent, such assignment to be in form and substance reasonably acceptable to the Administrative Agent.
     (iii) Each Grantor, at any time and from time to time, will use commercially reasonable efforts to take such steps as the Administrative Agent may reasonably request from time to time for the Administrative Agent to obtain “control” of any Investment Property or electronic Chattel Paper, in each case, having a value in excess of $5,000,000, with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent;

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provided, however, so long as no Event of Default shall have occurred and be continuing, such control agreements shall not be required so long as the security interest therein created herein shall otherwise be perfected by virtue of the filing of a financing statement.
          (f) Commercial Tort Claims. If any Grantor shall at any time acquire a “commercial tort claim” (as such term is defined in the UCC) with a claim for damages that could reasonably be expected to be in excess of $5,000,000, such Grantor shall, no later than the date required for delivery of the quarterly Compliance Certificate pursuant to Section 5.1(d) of the Credit Agreement, notify the Administrative Agent thereof in a writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Agreement granting a security interest in such commercial tort claim to the Administrative Agent.
          (g) Insurance. Each Grantor shall have its Equipment and Inventory insured against loss or damage as required pursuant to Section 5.8 of the Credit Agreement. Each Grantor agrees that the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a security interest in the insurance policies maintained by the Grantors pursuant to Section 5.8 of the Credit Agreement (but Grantors shall have no obligation to take actions to perfect such security interest, and no representations are made by the Grantors with respect to the effectiveness of such security interest) and the proceeds of such policies thereof, and if any loss shall occur during the continuation of an Event of Default, the proceeds relating to the loss or damage of the Equipment or Inventory shall be applied in accordance with Section 2.13 of the Credit Agreement. After the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right to file claims under any insurance policies, to receive receipt and give acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect to the collection, compromise, or settlement of any claims under any of the insurance policies.
     SECTION 5. Reporting and Recordkeeping. Each Grantor covenants and agrees with the Administrative Agent that from and after the date of this Agreement and until the Secured Obligations (other than contingent indemnification obligations that have not yet been asserted) have been indefeasibly paid in full in cash:
          (a) Maintenance of Records Generally. Each Grantor will keep and maintain at its own cost and expense records of its Collateral as required pursuant to Section 5.6 of the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, at the request of the Administrative Agent, each Grantor will mark its books and records pertaining to its Collateral to evidence this Agreement and the Security Interests. Upon the written request of the Administrative Agent, all Chattel Paper having a value in excess of $5,000,000 will be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of SunTrust Bank, as Administrative Agent.” For the Administrative Agent’s further security, each Grantor agrees that the Administrative Agent shall have a security interest in all of such Grantor’s books and records pertaining to its Collateral and, upon the occurrence and during the continuation of any Event of Default, such Grantor shall deliver and turn over full and complete copies of any such books and records to the Administrative Agent or to its representatives at any time on demand of the Administrative

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Agent. Each Grantor shall permit any representative of the Administrative Agent to inspect such books and records as required pursuant to Section 5.7 of the Credit Agreement.
          (b) Special Provision Regarding Maintenance of Records and Reporting Re: Accounts. To the extent any Account, arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, or of any state (or department, agency, subdivision or instrumentality thereof) where such state has a state assignment of claims act or other law comparable to the Federal Assignment of Claims Act, each Grantor will take any action reasonably requested by the Administrative Agent to give notice of the Administrative Agent’s security interest in such Accounts under the provisions of the Federal Assignment of Claims Act or any comparable law or act enacted by any state or local governmental authority.
          (c) Further Identification of Collateral. Each Grantor will if so requested by the Administrative Agent furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests but in no event more frequently than once per calendar quarter and without limit after the occurrence and during the continuation of an Event of Default, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.
     SECTION 6. General Authority. Each Grantor hereby irrevocably appoints, so long as any Obligations (other than contingent indemnification obligations that have not yet been asserted) remain outstanding, the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, the Administrative Agent or otherwise, for the sole use and benefit of the Administrative Agent on its behalf and on behalf of the Secured Parties, but at such Grantor’s expense, to exercise, at any time (subject to the proviso below) all or any of the following powers:
     (i) to file the financing statements, financing statement amendments and continuation statements referred to in Section 4(a)(iii),
     (ii) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due with respect to any Collateral or by virtue thereof,
     (iii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect to any Collateral,
     (iv) to sell, transfer, assign or otherwise deal in or with the Collateral or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and
     (v) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference to the Collateral;
provided, however, that the powers described in clauses (ii), (iii), (iv) and (v) above may be exercised by the Administrative Agent only if an Event of Default then exists.

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     SECTION 7. Events of Default. Each of the following specified events shall constitute an Event of Default under this Agreement:
          (a) The existence or occurrence of any “Event of Default” as provided under the terms of the Credit Agreement;
          (b) Any representation or warranty made by or on behalf of any Grantor under or pursuant to this Agreement shall have been false or misleading in any material respect when made; or
          (c) Any Grantor shall fail to observe or perform any covenant or agreement set forth in this Agreement other than those referenced in paragraphs (a) and (b) above, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer of any Grantor becomes aware of such failure, or (ii) notice thereof shall have been given to any Grantor by the Administrative Agent or any Secured Party.
     SECTION 8. Remedies upon Event of Default.
          (a) If any Event of Default has occurred and is continuing, the Administrative Agent may, without further notice, exercise all rights and remedies under this Agreement or any other Loan Document or that are available to a secured creditor under the UCC or that are otherwise available at law or in equity, at any time, in any order and in any combination, including to collect any and all Secured Obligations from the Grantors, and, in addition, the Administrative Agent may sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Administrative Agent may deem satisfactory. The Administrative Agent shall give the Borrower not less than ten (10) days’ prior written notice of the time and place of any sale or other intended disposition of Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. Each Grantor agrees that any such notice constitutes “reasonable notification” within the meaning of Section 8.9A-611 of the UCC (to the extent such Section or any successor provision under the UCC is applicable).
          (b) The Administrative Agent may be the purchaser of any or all of the Collateral so sold at any public sale (or, if such Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations or if otherwise permitted under applicable law, at any private sale) and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind. Each Grantor agrees during the existence of an Event of Default to execute and deliver such documents and take such other action as the Administrative Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely, free from any claim or right of any kind, including any equity or right of redemption of the Grantors. To the extent permitted by law, each Grantor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale shall (1) in case of a public sale, state the time and place fixed for such sale, and (2) in the case of a private sale, state the day after which such sale may be consummated.

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Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix in the notice of such sale. At any such sale Collateral may be sold in one (1) lot as an entirety or in separate parcels, as the Administrative Agent may determine. The Administrative Agent shall not be obligated to make any such sale pursuant to any such notice. The Administrative Agent may, without notice or publication (other than any notices required by this Section 8 or by applicable law), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, such Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for such Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. The Grantors shall remain liable for any deficiency.
          (c) For the purpose of enforcing any and all rights and remedies under this Agreement, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may (i) require any Grantor to, and each Grantor agrees that it will, at the joint and several expense of the Grantors, and upon the request of the Administrative Agent, forthwith assemble all or any part of its Collateral as directed by the Administrative Agent and make it available at a place designated by the Administrative Agent which is, in the Administrative Agent’s opinion, reasonably convenient to the Administrative Agent and such Grantor, whether at the premises of such Grantor or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premise where any such Collateral is or may be located and, without charge or liability to the Administrative Agent, seize and remove such Collateral from such premises, (iii) have access to and use such Grantor’s books and records, computers and software (subject to the terms of applicable licenses) relating to the Collateral, and (iv) prior to the disposition of any of the Collateral, store or transfer such Collateral without charge in or by means of any storage or transportation facility owned or leased by such Grantor, process, repair or recondition such Collateral or otherwise prepare it for disposition in any manner and to the extent the Administrative Agent deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process used such Grantor.
          (d) Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing:
     (i) the Administrative Agent may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Grantor in, to and under any Licenses and take or refrain from taking any action under any thereof, and each Grantor hereby releases the Administrative Agent from, and agrees to hold the Administrative Agent free and

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harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto except for the Administrative Agent’s gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction; and
     (ii) upon request by the Administrative Agent, each Grantor agrees to execute and deliver to the Administrative Agent powers of attorney, in form and substance satisfactory to the Administrative Agent, for the implementation of any lease, assignment, license, sublicense, grant of option, sale or other disposition of any Intellectual Property, in each case subject to the terms of the applicable License. In the event of any such disposition pursuant to this Section, each Grantor shall supply its know-how and expertise relating to the manufacture and sale of the products bearing Trademarks or the products or services made or rendered in connection with Patents or Copyrights, and its customer lists and other records relating to such Intellectual Property and to the distribution of said products, to the Administrative Agent.
     SECTION 9. Limitation on Duty of Administrative Agent in Respect of Collateral. Beyond the duties of a secured party set forth in Sections 8.9A-207 through 8.9A-209 of the UCC, the Administrative Agent shall have no duty as to any Collateral of any Grantor in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Collateral of the Grantors in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property, and the Administrative Agent shall not be liable or responsible for any loss or damage to any of the Grantors’ Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith, except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction.
     SECTION 10. Application of Proceeds. The proceeds of any sale of, or other realization upon, all or any part of the Collateral of the Grantors by the Administrative Agent following the occurrence and during the continuation of an Event of Default shall be applied by the Administrative Agent in the manner set forth in Section 8.2 of the Credit Agreement.
     SECTION 11. Concerning the Administrative Agent. The provisions of Article 9 of the Credit Agreement shall inure to the benefit of the Administrative Agent in respect of this Agreement and shall be binding upon the parties to the Credit Agreement in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Administrative Agent therein set forth:
          (a) The Administrative Agent is authorized to take all such action as is provided to be taken by it as the Administrative Agent hereunder or otherwise permitted under the Credit Agreement and all other action reasonably incidental thereto. As to any matters not expressly provided for herein or therein, the Administrative Agent may request instructions from

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the Secured Parties and shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions, in accordance with its discretion.
          (b) The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Grantors’ Collateral or for the validity, perfection, priority or enforceability of the Security Interests, whether impaired by operation of law or by reason of any action or omission to act on its part. The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by the Grantors.
     SECTION 12. Appointment of Co-Administrative Agents. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Administrative Agent may appoint another bank or trust company or one (1) or more other Persons reasonably acceptable to the Required Lenders and, so long as no Event of Default has occurred or is continuing, the Borrower, either to act as co-agent or co-agents, jointly with the Administrative Agent, or to act as separate agent or agents on behalf of the Administrative Agent and the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 11 hereof). Any such Co-Administrative Agent shall have no greater rights than the Administrative Agent under this Agreement.
     SECTION 13. Expenses. In the event that any Grantor fails to comply with the provisions of the Credit Agreement, this Agreement or any other Loan Document, such that the value of any of its Collateral or the validity, perfection, rank or value of the Security Interests are thereby diminished or potentially diminished or put at risk, the Administrative Agent may, but shall not be required to, effect such compliance on behalf of such Grantor, and the Grantors shall jointly and severally reimburse the Administrative Agent for the reasonable and actual costs thereof in accordance with Section 10.3 of the Credit Agreement. All insurance expenses and all expenses of protecting, storing, warehousing, appraising, insuring, handling, maintaining and shipping the Collateral, any and all excise, stamp, intangibles, transfer, property, sales, and use taxes imposed by any state, federal, or local authority or any other governmental authority on any of the Collateral, or in respect of periodic appraisals and inspections of the Collateral, or in respect of the sale or other disposition thereof, shall be borne and paid by the Grantors jointly and severally; and if the Grantors fail promptly to pay any portion thereof when due, the Administrative Agent may, at its option, but shall not be required to, pay the same and charge the Grantors’ accounts therefor, and the Grantors agree jointly and severally to reimburse the Administrative Agent therefor in accordance with Section 10.3 of the Credit Agreement. All sums so paid or incurred by the Administrative Agent for any of the foregoing and any and all other sums for which the Grantors may become liable hereunder and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, legal expenses and court costs) incurred by the Administrative Agent in enforcing or protecting the Security Interests or any of its rights or remedies thereon shall be payable by the Grantors in accordance with Section 10.3 of the Credit Agreement and subject to Section 2.14(c) of the Credit Agreement, and shall bear interest (after as well as before judgment) until paid at the

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default rate of interest set forth in the Credit Agreement and shall be additional Secured Obligations hereunder.
     SECTION 14. Termination of Security Interests; Release of Collateral. Upon the Payment in Full in cash of all Secured Obligations, the Security Interests shall terminate and all rights to the Collateral shall revert to the Grantors, all without delivery of any instrument or performance of any act by any party. Upon any such termination of the Security Interests or release of such Collateral, including any such release pursuant to Section 9.8(d) of the Credit Agreement, the Administrative Agent will promptly upon the Grantor’s request and contemporaneously with any refinancing of the Obligations or disposition of Collateral permitted pursuant to Section 7.6 of the Credit Agreement, at the expense of the Borrower, (x) execute and deliver to the Borrower such documents as the Grantors shall reasonably request, but without recourse or warranty to the Administrative Agent, including but not limited to written authorization to file termination statements to evidence the termination of the Security Interests in such Collateral and (y) deliver to the Borrower, at the Borrower’s expense, any portion of the Collateral so released in possession of the Administrative Agent.
     SECTION 15. Notices. All notices, requests and other communications to the Grantors or the Administrative Agent hereunder shall be delivered in the manner required by the Credit Agreement and shall be sufficiently given to the Administrative Agent or any Grantor if addressed or delivered to them at, in the case of the Administrative Agent and the Borrower, its addresses and telecopier numbers specified in the Credit Agreement and in the case of any other Grantors, at their respective addresses and telecopier numbers provided in the Subsidiary Guaranty Agreement. All such notices and communications shall be deemed to have been duly given at the times set forth in the Credit Agreement.
     SECTION 16. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent in exercising any right or remedy hereunder, and no course of dealing between any Grantor on the one hand and the Administrative Agent or any holder of any Note on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein and in the other Loan Documents are cumulative and not exclusive of any rights or remedies which the Administrative Agent would otherwise have. No notice to or demand on the Grantors not required hereunder in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand.
     SECTION 17. Successors and Assigns. This Agreement is for the benefit of the Administrative Agent and the Lenders and their permitted successors and assigns, and in the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Agreement shall be binding on the Grantors and their successors and assigns; provided, however, that no Grantor may assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders.

21

     SECTION 18. Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Grantors herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     SECTION 19. Governing Law; Waiver of Jury Trial.
          (a) THIS AGREEMENT AND THE RIGHTS AND SECURED OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE COMMONWEALTH OF VIRGINIA, EXCEPT TO THE EXTENT THAT PERFECTION (AND THE EFFECT OF PERFECTION AND NONPERFECTION) AND CERTAIN REMEDIES MAY BE GOVERNED BY THE LAWS OF ANY JURISDICTION OTHER THAN VIRGINIA.
          (b) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA, ALEXANDRIA DIVISION, AND ANY STATE COURT OF THE COMMONWEALTH OF VIRGINIA SITTING IN FAIRFAX COUNTY, VIRGINIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH VIRGINIA STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST SUCH GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING DESCRIBED IN PARAGRAPH (B) OF THIS SECTION AND BROUGHT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH GRANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

22

          (d) EACH GRANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          (e) EACH GRANTOR HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING AMONG THE PARTIES HERETO DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS NOT BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 20. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by telecopy or by email, in pdf format), each of which when so executed and delivered shall be an original, but all of which shall together constitute one (1) and the same instruments.
     SECTION 22. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     SECTION 23. Additional Grantors. Each Domestic Subsidiary of Borrower that is required to become a party to this Agreement pursuant to Section 5.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Domestic Subsidiary of a joinder agreement in the form of Exhibit D attached hereto.
     SECTION 24. Exempt Student Financial Aid Funds. Notwithstanding anything herein to the contrary, the Secured Parties and the Administrative Agent acknowledge and agree that any Exempt Student Financial Aid Funds that come under the control or possession of the Administrative Agent or any Secured Party in connection with their exercise of remedies and other rights under this Agreement and the other Loan Documents upon the occurrence and during the continuation of an Event of Default, are to be held in trust for any applicable Governmental Authority and promptly remitted to such Governmental Authority as and to the extent required by applicable law.

23

     SECTION 25. Educational Licenses.
          (a) Notwithstanding anything to the contrary set forth herein, the Administrative Agent, for itself and the benefit of Secured Parties, agrees that to the extent prior Governmental Authority or Accreditor approval is required pursuant to applicable law or accreditation standards and procedures for (a) the operation and effectiveness of any grant, right or remedy hereunder or under any Loan Document, or (b) taking any action that may be taken by the Administrative Agent or Grantors hereunder or under any Loan Document, such grant, right, remedy or actions will be subject to obtaining in a timely manner such Governmental Authority or Accreditor approval by or in favor of the Administrative Agent, for itself and the benefit of Secured Parties.
          (b) If an Event of Default shall have occurred and be continuing, the Grantors shall, and, if applicable, shall cause each of their Subsidiaries to, take any action which the Administrative Agent may request in the exercise of its rights and remedies under this Agreement and any other Loan Document in order to transfer or assign any Collateral to the Administrative Agent, for itself and the benefit of Secured Parties or to such one or more third parties as the Administrative Agent may designate, or to a combination of the foregoing.
          (c) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent is empowered to seek from any Governmental Authority or Accreditor, to the extent required, consent to or approval of any involuntary transfer of control of any Collateral for the purpose of seeking a bona fide purchaser to whom control ultimately will be transferred. The Grantors agree to (i) cooperate with any such purchaser and with the Administrative Agent in the preparation, execution and filing of any forms and providing any information that may be necessary or helpful in obtaining the consent of any Governmental Authority or Accreditor to the assignment to such purchaser of the Collateral or to a change in ownership or control of SUI and (ii) consent to any such voluntary or involuntary transfer after and during the continuation of an Event of Default and, without limiting any rights of the Administrative Agent under this Agreement or any Loan Document, to authorize the Administrative Agent to nominate a trustee or receiver to assume control of the Collateral, subject only to required judicial or other consents required by any Governmental Authority or Accreditor, in order to effectuate the transactions contemplated by this Section 25. Such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Administrative Agent under this Agreement or any other Loan Document.
[Signature Page Follows]

24

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its respective duly authorized officers as of the day and year first above written.

STRAYER EDUCATION, INC.,
a Maryland corporation

By:
Name:
Title:

STRAYER UNIVERSITY, INC.,
a Maryland corporation

By:
Name:
Title:

EDUCATION LOAN PROCESSING, INC.,
a Virginia corporation

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SECURITY AGREEMENT]

SCHEDULE I
LIST OF UCC FILING OFFICES

Name of Grantor	State	Office(s)
Strayer Education, Inc.	Maryland	Maryland State Department of Assessments and Taxation
Strayer University, Inc.	Maryland	Maryland State Department of Assessments and Taxation
Education Loan Processing, Inc.	Virginia	Virginia State Corporation Commission

SCHEDULE II

Grantor’s Exact	State of	Taxpayer	Organizational
Legal Name	Incorporation	ID Number	ID Number
Strayer Education, Inc.	Maryland	52-1975978	D04404174
Strayer University, Inc.	Maryland	52-0500740	D00204388
Education Loan Processing, Inc.	Virginia	54-1740372	0437541-6

SCHEDULE III
PERFECTION CERTIFICATES
[SEE ATTACHED]

EXHIBIT A
to Security Agreement
PATENT SECURITY AGREEMENT
     This PATENT SECURITY AGREEMENT (this “Agreement”), dated as of ___________, is made between ___________________, a ____________________ (the “Grantor”), and SUNTRUST BANK, a Georgia banking corporation, as the Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 4, 2011, by and among Strayer Education, Inc., a Maryland corporation, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).
W I T N E S S E T H:
     WHEREAS, in connection with the Credit Agreement, the Grantor and certain of its affiliates have executed and delivered a Security Agreement, dated as of April 4, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);
     WHEREAS, pursuant to Section 4(d) of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Administrative Agent a continuing security interest in all of the Patent Collateral (as defined below) to secure all Secured Obligations; and
     WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Administrative Agent and each Secured Party, as follows:
     SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.
     SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Secured Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Administrative Agent, and grant to the Administrative Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the “Patent Collateral”), whether now owned or hereafter acquired or existing by it:
     (a) all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world and

1

including each patent and patent application referred to in Item A of Schedule I attached hereto;
     (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);
     (c) all patent licenses, including each patent license referred to in Item B of Schedule I attached hereto; and
     (d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in Item A of Schedule I attached hereto, and for breach or enforcement of any patent license, including any patent license referred to in Item B of Schedule I attached hereto, and all rights corresponding thereto throughout the world.
provided that “Patent Collateral” shall not include Excluded Collateral.
     SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Patent Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world (subject to Sections 2(j) and 4(d) of the Security Agreement). The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the benefit of each Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms subject to Section 4 hereof.
     SECTION 4. Release of Security Interest. Upon (i) the sale, transfer or other disposition of any Patent Collateral in accordance with the Credit Agreement or (ii) Payment in Full of the Secured Obligations, the Administrative Agent shall promptly upon the Grantor’s request and contemporaneously with any refinancing of the Obligations, at the Grantor’s expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in such Patent Collateral which has been granted hereunder.
     SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.
     SECTION 6. Loan Document, etc. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

2

     SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[NAME OF GRANTOR]

By

Title:

SUNTRUST BANK, as Administrative Agent

By

Title:

3

SCHEDULE I
to Patent Security Agreement
          Item A. Patents
Issued Patents

*Country	Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications

*Country	Serial No.	Filing Date	Inventor(s)	Title

Patent Applications in Preparation

Expected
*Country	Docket No.	Filing Date	Inventor(s)	Title

          Item B. Patent Licenses

*Country or			Effective	Expiration	Subject
Territory	Licensor	Licensee	Date	Date	Matter

*	List items related to the United States first for ease of recordation. List items related to other countries next, grouped by country and in alphabetical order by country name.

4

EXHIBIT B
to Security Agreement
TRADEMARK SECURITY AGREEMENT
     This TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of ___________, is made between ___________________, a ____________________ (the “Grantor”), and SUNTRUST BANK, a Georgia banking corporation, as the Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 4, 2011, by and among Strayer Education, Inc., a Maryland corporation, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).
W I T N E S S E T H:
     WHEREAS, in connection with the Credit Agreement, the Grantor and certain of its affiliates have executed and delivered a Security Agreement, dated as of April 4, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);
     WHEREAS, pursuant to Section 4(d) of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Administrative Agent a continuing security interest in all of the Trademark Collateral (as defined below) to secure all Secured Obligations; and
     WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Administrative Agent each Secured Party, as follows:
     SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.
     SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Secured Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Administrative Agent, and grant to the Administrative Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the “Trademark Collateral”), whether now owned or hereafter acquired or existing by it:
     (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like

1

nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in Item A of Schedule I attached hereto;
     (b) all Trademark licenses, including each Trademark license referred to in Item B of Schedule I attached hereto;
     (c) all reissues, extensions or renewals of any of the items described in clause (a) and (b);
     (d) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b); and
     (e) all proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item A and Item B of Schedule I attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license;
provided that “Trademark Collateral” shall not include Excluded Collateral.
     SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Trademark Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world (subject to Sections 2(j) and 4(d) of the Security Agreement). The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the benefit of each Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms subject to Section 4 hereof.
     SECTION 4. Release of Security Interest. Upon (i) the sale, transfer or other disposition of any Trademark Collateral in accordance with the Credit Agreement or (ii) the Payment in Full of the Secured Obligations, the Administrative Agent shall promptly upon the Grantor’s request and contemporaneously with any refinancing of the Obligations, at the Grantor’s expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in such Trademark Collateral which has been granted hereunder.
     SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security

2

interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.
     SECTION 6. Loan Document, etc. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.
     SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[NAME OF GRANTOR]

By

Title:

SUNTRUST BANK as Administrative Agent

By

Title:

3

SCHEDULE I
to Trademark Security Agreement
          Item A. Trademarks
Registered Trademarks

*Country	Trademark	Registration No.	Registration Date

Pending Trademark Applications

*Country	Trademark	Serial No.	Filing Date

Trademark Applications in Preparation

			Expected	Products/
*Country	Trademark	Docket No.	Filing Date	Services

          Item B. Trademark Licenses

*Country or				Effective	Expiration
Territory	Trademark	Licensor	Licensee	Date	Date

*	List items related to the United States first for ease of recordation. List items related to other countries next, grouped by country and in alphabetical order by country name.

EXHIBIT C
to Security Agreement
COPYRIGHT SECURITY AGREEMENT
     This COPYRIGHT SECURITY AGREEMENT (this “Agreement”), dated as of ___________, is made between ___________________, a ____________________ (the “Grantor”), and SUNTRUST BANK, a Georgia banking corporation, as the Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 4, 2011, by and among Strayer Education, Inc., a Maryland corporation the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).
W I T N E S S E T H:
     WHEREAS, in connection with the Credit Agreement, the Grantor and certain of its affiliates have executed and delivered a Security Agreement, dated as of April 4, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Security Agreement”);
     WHEREAS, pursuant to Section 4(d) of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Administrative Agent a continuing security interest in all of the Copyright Collateral (as defined below) to secure all Secured Obligations; and
     WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees, for the benefit of the Administrative Agent and each Secured Party, as follows:
     SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.
     SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Secured Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Administrative Agent, and grant to the Administrative Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the “Copyright Collateral”), whether now owned or hereafter acquired or existing by it, being all copyrights (including all copyrights for semi-conductor chip product mask works) of the Grantor, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of the Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights referred to in Item A of Schedule I attached hereto, and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in Item B of Schedule I attached hereto, the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit; provided that “Copyright Collateral” shall not include Excluded Collateral.
     SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Administrative Agent in the Copyright Collateral with the United States Copyright Office and corresponding offices in other countries of the world (subject to Sections 2(j) and 4(d) of the Security Agreement). The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Administrative Agent for its benefit and the benefit of each Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Administrative Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms subject to Section 4.
     SECTION 4. Release of Security Interest. Upon (i) the sale, transfer or other disposition of any Copyright Collateral in accordance with the Credit Agreement or (ii) the Payment in Full of the Secured Obligations, the Administrative Agent shall promptly upon the Grantor’s request and contemporaneously with any refinancing of the Obligations, at the Grantor’s expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in such Copyright Collateral which has been granted hereunder.
     SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.
     SECTION 6. Loan Document, etc. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.
     SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement.

6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[NAME OF GRANTOR]

By

Title:

SUNTRUST BANK as Administrative Agent

By

Title:

7

EXHIBIT D
to Security Agreement
SUPPLEMENT TO SECURITY AGREEMENT — ADDITIONAL GRANTOR
          THIS SUPPLEMENT TO SECURITY AGREEMENT — ADDITIONAL GRANTOR (this “Supplement”), dated as of _____________ __, 201_, is executed by [NAME — IN ALL CAPS], a [State] [Entity] (the “New Grantor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 4, 2011, by and among Borrower, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and as Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Terms used herein but not defined herein shall have the meaning defined for those terms in the Security Agreement (as defined below).
W I T N E S S E T H:
          WHEREAS, Borrower and certain Domestic Subsidiaries of Borrower (the “Grantors”) are parties to that certain Security Agreement, dated as of April 4, 2011, by and among the Grantors in favor the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), pursuant to which the Grantors have granted a security interest in and to the Collateral to the Administrative Agent, for itself and the benefit of the Secured Parties;
          WHEREAS, the Lenders have agreed to make Loans and the Issuing Bank has agreed to issue Letters of Credit to the Borrower on the terms and conditions contained therein;
          WHEREAS, it is a condition precedent to the continued extension of the Loans and the continued issuance of Letters of Credit under the Credit Agreement that the New Grantor grant to Administrative Agent a security interest in all of its Collateral, and the New Grantor wishes to fulfill said condition precedent;
          NOW, THEREFORE, in consideration of the premises and in order to ensure the compliance with the Credit Agreement, the New Grantor hereby agrees as follows:
          SECTION 1. Security Interest. As security for the payment and performance of the Secured Obligations, the New Grantor hereby pledges, assigns, hypothecates, sets over and conveys to the Administrative Agent on its behalf and on behalf of the Secured Parties and grants to the Administrative Agent on its behalf and on behalf of the Secured Parties a continuing security interest in and to, all of its rights in and to all Collateral now or hereafter owned or acquired by such Grantor or in which such Grantor now has or hereafter has or acquires any rights, and wherever located. The Security Interests are granted as security only and shall not subject the Administrative Agent or any Secured Party to, or transfer to the Administrative Agent or any Secured Party, or in any way affect or modify, any obligation or liability of the Grantor with respect to any Collateral or any transaction in connection therewith.
          SECTION 2. Joinder. In accordance with Section 23 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (i) agrees to all the terms and provisions of the Security Agreement applicable to it as Grantor thereunder and (ii) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. After giving effect to Section 8 of this Supplement, each reference to a Grantor in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.
          SECTION 3. Representations and Warranties. The New Grantor represents and warrants to the Administrative Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and that each of this Supplement and the Security Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 4. Binding Effect. This Supplement shall become effective when it shall have been executed by the New Grantor and acknowledged and agreed to by the Administrative Agent and thereafter shall be binding upon the New Grantor and shall inure to the benefit of the Administrative Agent and the Secured Parties. Upon the effectiveness of this Supplement, this Supplement shall be deemed to be a part of and shall be subject to all the terms and conditions of the Security Agreement. The New Grantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          SECTION 5. Governing Law. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE COMMONWEALTH OF VIRGINIA.
          SECTION 6. Execution in Counterparts. This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 7. Notices to New Grantor. All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.
          SECTION 8. Schedules. For the purposes of Section 2(c) of the Security Agreement, Schedule I, attached hereto and incorporated herein by reference, lists the UCC filing office for each New Grantor; for the purposes of Section 2(f) of the Security Agreement, Schedule II, attached hereto and incorporated herein by reference, correctly sets forth the information required to be listed pursuant to such section for each New Grantor; and for the purposes of Section 2(tg) of the Security Agreement, the Perfection Certificate attached hereto as

Schedule III correctly sets forth the information required to be identified thereon for each New Grantor.
[SIGNATURES TO FOLLOW NEXT PAGE]

          IN WITNESS WHEREOF, the New Grantor has duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By

Name:
Title:
Address:
Acknowledged and Agreed to:

SUNTRUST BANK
as Administrative Agent

By:

Name:
Title:

Schedule I
List of UCC Filing Offices

Name of Grantor	State	Office(s)

Schedule II
Organizational Information

Grantor’s Exact	State of	Taxpayer	Organizational
Legal Name	Incorporation	ID Number	ID Number

Schedule III
Form of Perfection Certificate
PERFECTION CERTIFICATE
     ____________, a ________________ (the “Grantor”), hereby certifies, with reference to a certain Security Agreement, dated as of April [__], 2011 (terms defined in such Security Agreement having the same meanings herein as specified therein), from the Grantor in favor of SunTrust Bank, as Administrative Agent, as follows:
     1. Other Names, Etc. The following is a list of all other names (including trade names or similar appellations) used by the Grantor, or any other business or organization to which the Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.
     2. Chief Executive Offices.
(a)	The following is the mailing address of the Grantor:

(b)	If different from its mailing address, the Grantor’s place of business or, if more than one (1), its chief executive office is located at the following address:

Address	County	State

(c)	The following are the other chief executive offices of the Grantor over the last five years:

Address	County	State

     3. Other Current Locations.
(a)	The following are all other locations in the United States of America in which the Grantor maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods;

Address	County	State

(b)	The following are all other places of business of the Grantor in the United States of America:

Address	County	State

(c)	The following are all other locations in the United States of America where any of the Collateral consisting of inventory or equipment is located:

Address	County	State

(d)	The following are the names and addresses of all persons or entities other than the Grantor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment:

Address	County	State

     4. Letters of Credit. Set forth below are all letters of credit under which the Grantor is a beneficiary.

Issuer	Amount	Expiry

     5. Intellectual Property. Attached hereto as Schedule 7 is a complete list of all United States and foreign patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of the Grantor.
     6. Securities; Instruments. Attached hereto as Schedule 8 is a complete list of all stocks, bonds, debentures, notes and other securities and investment property owned by the Grantor.
     7. Bank Accounts. The following is a complete list of all bank accounts (including securities and commodities accounts) maintained by the Grantor other than bank accounts maintained with the Administrative Agent:

Depository Bank	Bank Address	Type of Account	Acct. No.

     IN WITNESS WHEREOF, the Grantor certifies that the foregoing is true and correct in all material respects as of ___________, 201___.

[_______________________________________________]

By:

Name:

Title:

PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of April 4, 2011, among STRAYER EDUCATION, INC., a Maryland corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower signatory hereto and each other Domestic Subsidiary of a Borrower hereafter a party hereto (each, a “Subsidiary Pledgor,” and collectively the “Subsidiaries Pledgors;” Borrower, each Subsidiary Pledgor and each other Subsidiary hereafter becoming a party hereto shall be collectively known as the “Pledgors,” and individually, as “Pledgor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of the date hereof, by and among the Borrower, the Administrative Agent, the Lenders, and SunTrust Bank, as Issuing Bank and Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to establish a revolving credit facility for, and make term loans to, the Borrower;
     WHEREAS, it is a condition precedent to the obligations of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders under the Credit Agreement that each Pledgor grant to Administrative Agent a security interest in all of its Pledged Collateral (as defined below), to secure all obligations of the Borrower under the Credit Agreement, secure the obligations of each Subsidiary of the Borrower under the Subsidiary Guaranty Agreement and all other Loan Documents to which each Pledgor is a party, to secure all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender or to any Person that was a Lender or an Affiliate of a Lender at the time the applicable Hedging Transaction was entered into, and to secure all Treasury Management Obligations owed by any Loan Party to any Lender or Affiliate of any Lender or to any Person that was a Lender or an Affiliate of a Lender at the time the applicable agreement giving rise to such Treasury Management Obligations was entered into, and each Pledgor wishes to fulfill said condition precedent;
     WHEREAS, the Pledgors are the record and beneficial owners of all of the issued and outstanding shares of common stock listed on Part A of Schedule I attached hereto (the “Pledged Shares”) and are the record and beneficial owners of all membership interests listed on Part B of Schedule I attached hereto (the “Pledged Membership Interests”), such Pledged Shares and Pledged Membership Interests being all of the Capital Stock of the Pledgors’ Domestic Subsidiaries and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of the Pledgors’ Foreign Subsidiaries; and
     WHEREAS, the Pledgors are the record and beneficial owners of the promissory notes and instruments described on Schedule II attached hereto (the “Pledged Notes”).

     NOW, THEREFORE, in order to induce Lenders to extend the Loans and the Issuing Bank to issue Letters of Credit and to make the financial accommodations as provided for in the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement. The following additional terms, when used in this Agreement, shall have the following meanings:
     “Secured Parties” shall mean the Administrative Agent, the Lenders, the Specified Hedge Providers and the Specified Treasury Management Providers.
     2. Pledge. Each Pledgor hereby pledges to the Administrative Agent, for its benefit and the benefit of the Secured Parties and grants to the Administrative Agent, for its benefit and the benefit of the Secured Parties, a first priority security interest in all of such Pledgor’s right, title and interest in, to and under the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Pledgor (collectively, the “Pledged Collateral”):
          (a) The Pledged Shares and the certificates representing the Pledged Shares, and, except as provided for in Section 8 hereof, all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;
          (b) Any stock or other securities acquired by any Pledgor or such Pledgor’s designees with respect to, incident to or in lieu of the Pledged Shares or with respect to, incident to or in lieu of the Pledged Collateral (x) due to any dividend, stock-split, stock dividend or distribution on dissolution, or partial or total liquidation, or for any other reason, (y) in connection with a reduction of capital, capital surplus or paid-in-surplus or (z) in connection with any spin-off, split-off, reclassification, readjustment, merger, consolidation, sale of assets, combination of shares or any other plan of distribution affecting of the those companies listed on Schedule I;
          (c) Any subscription or other rights or options issued in connection with the Pledged Shares, and, if exercised by any Pledgor, all new shares or other securities so acquired by such Pledgor, which shall promptly be assigned and delivered to the Administrative Agent and held under the terms of this Pledge Agreement in the same manner as the Pledged Shares originally pledged hereunder;
          (d) Any and all proceeds, monies, income and benefits arising from or by virtue of, and all dividends and distributions (cash or otherwise) payable or distributable with respect to, all or any of the Pledged Shares or other securities and rights and interests described in this Section 2, except as provided for in Section 8 hereof;
          (e) The Pledged Membership Interests, if any, and any certificates at any time representing the Pledged Membership Interests, it being understood that the Pledged Membership Interests are, as of the date hereof, uncertificated, and all cash, securities, dividends,

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rights, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Membership Interests;
          (f) All of such Pledgor’s right, title and interest as a member in each limited liability company listed on Part B of Schedule I (the “LLCs”), whether now owned or hereafter acquired, including all of such Pledgor’s right, title and interest in, to and under the limited liability company agreements described on Part B of Schedule I (as such agreements have heretofore been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, collectively, the “LLC Agreements”) to which it is a party (including the right to vote with respect to and to manage and administer the business of such LLCs), together with all other rights, interests, claims and other property of such Pledgor in any manner arising out of or relating to its membership interest in the LLCs, whatever their respective kind or character, whether they are tangible or intangible property, and wheresoever they may exist or be located, and further including, without limitation, (1) all rights of such Pledgor to receive distributions of any kind, in cash or otherwise, due or to become due under or pursuant to each such LLC Agreement or otherwise in respect of such LLCs, (2) all rights of such Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to each such LLCs, (3) all claims of such Pledgor for damages arising out of, or for the breach of, or for a default under, each such LLC Agreement, (4) any certificated security or uncertificated security evidencing any of the foregoing issued by such LLCs to such Pledgor, (5) any interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Pledgor’s interest as a member in the LLCs and (6) to the extent not included in the foregoing, all proceeds of any and all of the foregoing; provided, however, that notwithstanding anything herein to the contrary;
          (i) Each Pledgor shall remain liable under the LLC Agreements to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Pledge Agreement had not been executed;
          (ii) The exercise by the Administrative Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under the LLC Agreements (other than to the extent a Pledgor is precluded from performing such duties solely as a result of the Administrative Agent’s having exercised such rights or remedies);
          (iii) Administrative Agent shall not have any obligation or liability under the LLC Agreements by reason of this Pledge Agreement, nor shall the Administrative Agent be obligated to perform any of the obligations or duties of the Pledgors thereunder, to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by the Pledgors or the sufficiency of any performance by any party under any such LLC Agreement, or to take any action to collect or enforce any claim for payment assigned hereunder; and
          (iv) Without limiting the generality of the foregoing, neither the grant of the security interest in the Pledged Collateral in favor of the Administrative Agent as provided herein nor the exercise by the Administrative Agent of any of its rights

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hereunder nor any action by the Administrative Agent in connection with a foreclosure on the Pledged Collateral shall be deemed to constitute the Administrative Agent or any other Secured Party a member of any limited liability company;
          (g) The Pledged Notes and the instruments and other documents representing the Pledged Notes, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for the Pledged Notes; and
          (h) All additional promissory notes from time to time acquired by such Pledgor in any manner and the instruments and other documents representing such promissory notes and all interest, cash, instruments and other property, or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such promissory notes;
provided, that “Pledged Collateral” shall not include Excluded Collateral.
     3. Security For Secured Obligations. This Pledge Agreement and the Pledged Collateral secure the prompt payment, in full when due, whether at stated maturity, by acceleration or otherwise, and performance of (i) with respect to the Borrower, all Obligations of Borrower under the Credit Agreement and the other Loan Documents (whether for principal, interest, fees, expenses, indemnity or reimbursement payments, or otherwise, as provided in the Credit Agreement or such other Loan Documents) and all other Obligations of the Borrower, (ii) with respect to the Subsidiary Pledgors, all obligations of each such Subsidiary Pledgor under the Subsidiary Guaranty Agreement and all other Loan Documents to which such Pledgor is a party (whether for principal, interest, fees, expenses, indemnity or reimbursement payments, or otherwise, as provided in the Credit Agreement or such other Loan Documents) and all other Obligations of the Subsidiary Pledgors, (iii) all renewals, extensions, refinancings and modifications thereof and (iv) all interest, charges, expenses, fees, attorneys’ fees and other sums required to be paid by any Pledgor under the Credit Agreement, under this Pledge Agreement or under any of the other Loan Documents (collectively, the “Secured Obligations”).
     4. Delivery Of Pledged Collateral. All certificates, promissory notes and instruments representing or evidencing the Pledged Collateral (other than the Capital Stock of PEI) shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All such certificated Pledged Shares and certificated Pledged Membership Interests shall be accompanied by duly executed, undated instruments of transfer or assignment endorsed in blank, all in form and substance satisfactory to the Administrative Agent. All Pledged Notes shall be endorsed by the applicable Pledgor. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right, at any time in its discretion and without notice to any Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Shares or Pledged Membership Interests. In addition, the Administrative Agent shall have the right, upon the occurrence and during the continuation of an Event of Default, to exchange certificates or instruments representing or evidencing Pledged Shares or Pledged Membership Interests for certificates or instruments of smaller or larger denominations.

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     5. Representations and Warranties. Each Pledgor represents and warrants to the Secured Parties as follows:
          (a) Each Pledgor is, and at the time of delivery of the Pledged Shares and Pledged Membership Interests to the Administrative Agent pursuant to Section 4 hereof will be, the sole holder of record and the sole beneficial owner of the Pledged Collateral pledged by such Pledgor, free and clear of any Lien thereon or affecting the title thereto except for Permitted Encumbrances.
          (b) All of the Pledged Shares and Pledged Membership Interests have been duly authorized, validly issued and, with respect to any issuer that is a corporation, are fully paid and non-assessable and all documentary, stamp, or other taxes or fees owing in connection with the issuance, transfer and/or pledge thereof hereunder have been paid and will be hereafter paid by each Pledgor as same becomes due and payable, except where the same are currently being contested in good faith by appropriate proceedings and for which such Pledgor has set aside on its books adequate reserves in accordance with GAAP.
          (c) No dispute, counterclaim or defense exists with respect to all or any part of the Pledged Collateral.
          (d) Each Pledgor has the requisite corporate authority to pledge, assign, transfer, deliver, deposit and set over its Pledged Collateral to the Administrative Agent as provided herein.
          (e) There are no restrictions, other than applicable laws and regulations affecting the offering and/or transfer of the Pledged Collateral, upon the transfer, hypothecation or pledge of any of the Pledged Collateral.
          (f) None of the Pledged Shares or Pledged Membership Interests have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.
          (g) Part A of Schedule I hereto lists the authorized shares of common stock, the par value thereof and the number of issued and outstanding shares of common stock of each issuer of Pledged Shares. As of the date hereof, (i) no subscription, warrant, option or other rights to purchase or acquire any shares of any class of capital stock of any issuer of Pledged Shares is authorized and outstanding, and (ii) there is no commitment by any issuer of Pledged Shares to issue any such shares, warrants, options or other such rights or securities.
          (h) Part B of Schedule I hereto lists all of the issued and outstanding membership interests of each issuer of Pledged Membership Interests. As of the date hereof, (i) no subscription, warrant, option or other rights to purchase or acquire any membership interests of any issuer of Pledged Membership Interests is authorized and outstanding, and (ii) there is no commitment by any issuer of Pledged Membership Interests to issue any such warrants, options or other such rights or securities.

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          (i) The pledge by each Pledgor of its Pledged Collateral is not in contravention of any applicable law or of any agreement to which such Pledgor is party or by which such Pledgor is otherwise bound, and no consent, approval, authorization or other order of, or other action by, any Person or notice to or filing with, any Person is required (x) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery or performance of this Pledge Agreement by such Pledgor or (y) for the exercise by the Administrative Agent of the voting or other rights provided for in this Pledge Agreement, or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except as may (A) have already been obtained or made or (B) be required by applicable laws or regulations in connection with any disposition of any portion of the Pledged Collateral).
          (j) The pledge, assignment and delivery of the Pledged Collateral constituing certificated securities together with duly executed, undated instruments of transfer or assignment endorsed in blank pursuant to this Pledge Agreement will create a valid first priority Lien on and a first priority perfected security interest in the Pledged Collateral and the proceeds thereof, securing the payment of the Secured Obligations and no filing or other action is necessary to perfect or protect such security interest, except that (i) the filing of a financing statement, the taking of possession or some other action may be required under Section 8.9A-315 of the Uniform Commercial Code as in effect in the Commonwealth of Virginia (the “UCC”) to perfect a security interest in certain proceeds of the Pledged Collateral that do not constitute Pledged Shares or other securities or instruments and (ii) the filing of a financing statement under Sections 8.9A-312 and 8.9A-314 of the UCC may be required to perfect a security interest in any Pledged Collateral that constitutes “investment property” (other than the Pledged Shares) with respect to which the Administrative Agent does not have “control” (as such terms are defined in the UCC).
          (k) All of the representations and warranties made by or on behalf of a Pledgor in the Credit Agreement and the other Loan Documents are true and correct in all material respects, are incorporated herein by this reference and deemed to be made herein by such Pledgor for purposes of this Pledge Agreement, in each case, on and as of the date hereof and the date of any Borrowing or the date of issuance, amendment, extension or renewal of any Letter of Credit (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
          (l) Each of the Pledged Notes issued by a Pledgor or a Subsidiary thereof is the legal, valid and binding obligation of the obligor thereof, enforceable in accordance with its terms, and has been duly authorized, authenticated or issued and delivered by the issuer thereof, and no such issuer is in default thereunder. Except as disclosed on Schedule II hereto, none of the Pledged Notes are subordinated in right of payment to other indebtedness (except for the Secured Obligations) or subject to the terms of an indenture.
          (m) This Pledge Agreement has been duly authorized, executed and delivered by each Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except as enforceability may be limited by

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applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Pledge Agreement. The representations and warranties set forth in Sections 5(b) and (f) shall not apply to any Pledgor with respect to the Pledged Shares of PEI.
     6. Covenants. Each Pledgor covenants and agrees that from and after the date of this Pledge Agreement and until the payment and performance in full of all of the Secured Obligations (other than contingent indemnification obligations that have not yet been asserted) of such Pledgor:
          (a) Except as permitted by the Credit Agreement, such Pledgor shall not sell, assign, transfer, pledge or otherwise encumber any of its rights in or to its Pledged Collateral or any unpaid dividends or other distributions or payments with respect thereto except pursuant to this Pledge Agreement.
          (b) Except as permitted by the Credit Agreement, such Pledgor will not cause or permit any issuer of Pledged Shares or Pledged Membership Interests to issue or grant any warrants, stock options of any nature or other instruments convertible into membership interests or shares of any class of capital stock or additional membership interests or shares of capital stock or sell or transfer any membership interests or treasury stock.
          (c) Such Pledgor will, at its own cost and expense, promptly execute, acknowledge and deliver all such instruments and take all such action as the Administrative Agent from time to time may reasonably request in order to perfect and protect the Lien granted or purported to be granted hereby, in each case, to the extent required hereby, or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to the Pledged Collateral.
          (d) Such Pledgor has and will, at its own cost and expense, defend the title to its Pledged Collateral and the Liens of the Administrative Agent thereon against the claim of any Person, except Liens permitted by Section 7.2 of the Credit Agreement, and will maintain and preserve such Liens.
          (e) Such Pledgor will pay all taxes, assessments and charges levied, assessed or imposed upon its Pledged Collateral in accordance with the provisions of Section 5.5 of the Credit Agreement.
     7. Adjustments and Distributions Concerning Pledged Collateral. Should the Pledged Collateral, or any part thereof, ever be converted in any manner by any Pledgor into another type of property or any money or other proceeds ever be paid or delivered to any Pledgor as a result of such Pledgor’s rights in the Pledged Collateral, then in any such event (except as provided in Section 8 hereof), all such property, money and other proceeds shall promptly be and become part of the Pledged Collateral, for the benefit of the Secured Parties, as Pledged

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Collateral hereunder in accordance with the provisions of the Credit Agreement; and, if the Administrative Agent deems it necessary and so reasonably requests, to properly endorse, assign or transfer any and all such other proceeds to the Administrative Agent and to deliver to the Administrative Agent any and all such other proceeds which require perfection by possession under the UCC. With respect to any of such property of a kind requiring an additional security agreement, financing statement or other writing to perfect a security interest therein in favor of the Administrative Agent, each Pledgor will, promptly upon the Administrative Agent’s request, execute and deliver to the Administrative Agent, or cause to be executed and delivered to the Administrative Agent, such agreements, financing statements or other writings.
     8. Pledgors’ Rights; Termination Of Rights.
          (a) As long as no Event of Default shall have occurred and be continuing:
          (i) Each Pledgor shall have the right, from time to time, to vote and give consents with respect to its Pledged Collateral or any part thereof for all purposes permitted by the Credit Agreement or any other Loan Documents; provided, that, without limitation of the foregoing, no vote shall be cast, and no consent shall be given or action taken by any Pledgor without the prior written consent of the Administrative Agent that would authorize or effect (except if and to the extent permitted by the Credit Agreement): (A) the dissolution or liquidation, in whole or in part, of any issuer of the Pledged Collateral, (B) the consolidation or merger of any issuer of the Pledged Collateral with any other Person (other than any Pledgor), (C) the sale, disposition or encumbrance of any portion of the assets of any issuer of the Pledged Collateral or any business or division thereof, except as permitted by the Credit Agreement, (D) any change in the authorized number of shares or membership interests, the stated capital or the authorized shares or member interest capital of any issuer of the Pledged Collateral or the issuance of any additional shares of capital stock or membership interests thereof, except as permitted by the Credit Agreement or (E) the alteration of the voting rights with respect to the capital stock or membership interests of any issuer of the Pledged Collateral, except as permitted by the Credit Agreement;
          (ii) Each Pledgor shall be entitled, from time to time, to collect and receive for its own use all dividends, distributions and other amounts paid in respect of its Pledged Collateral to the extent not in violation of the Credit Agreement.
          (b) Intentionally Deleted.
          (c) Upon the occurrence of an Event of Default and during the continuation thereof, all of Pledgors’ rights to exercise voting and other consensual rights pursuant to Section 8(a)(i) hereof and all of Pledgors’ rights to receive any cash dividends and distributions pursuant to Section 8(a)(ii) hereof shall cease and all such rights shall thereupon become vested in the Administrative Agent, for the benefit of the Secured Parties, who shall have the sole and exclusive right to exercise the voting and other consensual rights which the Pledgors would otherwise be authorized to exercise pursuant to Section 8(a)(i) hereof, and to receive and retain the dividends and distributions which the Pledgors would otherwise be authorized to receive and

8

retain pursuant to Section 8(a)(ii) hereof. Upon the occurrence of an Event of Default and during the continuation thereof, each Pledgor shall, at the Administrative Agent’s request, pay over to the Administrative Agent, for the benefit of the Secured Parties, any dividends received by such Pledgor with respect to its Pledged Collateral and any and all money and other property paid over to or received by the Administrative Agent shall be retained by the Administrative Agent, for the benefit of the Secured Parties, as Pledged Collateral hereunder and shall be applied in accordance with the terms of the Credit Agreement.
     9. Default. The Pledgors shall be in default under this Pledge Agreement upon the happening of any of the following events or conditions (hereinafter referred to as an “Event of Default”):
          (i) The occurrence of an Event of Default as defined in the Credit Agreement;
          (ii) The filing of any financing statement that is authorized by the Pledgor or under applicable law with regard to the Pledged Collateral, other than relating to or permitted by this Pledge Agreement or the Credit Agreement, or the attachment of any additional Lien or security interest to any portion of the Pledged Collateral, for the benefit of any Person other than the Administrative Agent, other than relating to or permitted by this Pledge Agreement or the Credit Agreement; and
          (iii) Failure of any Pledgor to observe any of its respective covenants set forth in this Pledge Agreement, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer of any Pledgor becomes aware of such failure, or (ii) notice thereof shall have been given to any Pledgor by the Administrative Agent or any Secured Party.
     10. Remedies Upon An Event Of Default.
          (a) Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent may exercise all rights of a secured party under the UCC (whether or not the UCC applies to the affected collateral). In addition, upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, exercise the voting rights with respect thereto, collect and receive all cash dividends and other distributions made thereon, sell in one or more sales after five (5) days’ notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice each Pledgor agrees is commercially reasonable), but without any previous notice or advertisement, the whole or any part of the Pledged Collateral and otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the legal and record owner thereof. Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent, for the benefit of the Secured Parties, as the proxy and attorney-in-fact of such Pledgor with respect to the Pledged Collateral, with full power of substitution to exercise any of the rights provided in the preceding sentence; provided, that the Administrative Agent shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so. Any sale shall be made at a public or private sale at the Administrative Agent’s offices or elsewhere to be named in the notice of sale, either

9

for cash or upon credit or for future delivery at such price as the Administrative Agent may deem fair, and any Secured Party may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or any right of redemption, which each Pledgor hereby waives to the extent permitted by applicable law. Each sale shall be made to the highest bidder, but the Administrative Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Administrative Agent.
          (b) If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to the Administrative Agent, in its discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all the Secured Obligations, the Administrative Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, that any sale or sales made after such postponement shall be after five (5) days’ notice from the Administrative Agent to any such Pledgor.
          (c) If, at any time that the Administrative Agent shall determine, upon the occurrence of an Event of Default and during the continuation thereof, to exercise its rights to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (the “Act”), the Administrative Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem necessary or advisable, but subject to the other requirements of this Section 9, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event the Administrative Agent in its discretion (i) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (ii) may approach and negotiate with a single possible purchaser to effect such sale, (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or part thereof, and (iv) may place all or any part of the Pledged Collateral with an investment banking firm for private placement, which firm shall be entitled to purchase all or any part of the Pledged Collateral for its own account. If any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute), then the Administrative Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (i) as to the financial

10

sophistication and ability of any Person permitted to bid or purchase at any such sale, (ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof, (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about any Pledgor or any of its subsidiaries so sold and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment, for its own account, and not with a view to the distribution thereof, and (iv) as to such other matters as the Administrative Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the UCC and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.
          (d) Each Pledgor acknowledges that, notwithstanding the legal availability of a private sale or a sale subject to the restrictions described above in paragraph (c), the Administrative Agent may, in its discretion, elect, upon the occurrence of an Event of Default and during the continuation thereof, to register any or all the Pledged Collateral under the Act (or any applicable state securities law). Each Pledgor, however, recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the registrant to register such securities for public sale under the Act, or under applicable state securities laws, even if each Pledgor would agree to do so.
          (e) Any cash held by the Administrative Agent as Pledged Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral, upon the occurrence of an Event of Default and during the continuation thereof, may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 12 hereof) in whole or in part by the Administrative Agent for the benefit of the Secured Parties in their individual and various agency capacities and any other holder of any Secured Obligations against, all or any part of the Secured Obligations in accordance with the terms hereof. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgors or to whomsoever may be lawfully entitled to receive such surplus.
          (f) Each Pledgor agrees that following the occurrence and during the continuation of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Pledge Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and each Pledgor waives the benefit of all such laws to the extent it lawfully may do

11

so. Each Pledgor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Pledge Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers, or remedies. No failure or delay on the part of the Administrative Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon any Pledgor by the Administrative Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against any Pledgor in any respect. Except for gross negligence or willful misconduct, each Pledgor waives all claims, damages and demands against the Administrative Agent arising out of the repossession, retention or sale of the Pledged Collateral.
     11. Power Of Attorney. Each Pledgor appoints the Administrative Agent, or any other Person whom the Administrative Agent may designate, as each Pledgor’s true and lawful attorney-in-fact, with, upon the occurrence of an Event of Default and during the continuation thereof, power to endorse each Pledgor’s name on any checks, notes, acceptances, money orders, drafts or other form of payment or security representing a portion of the Pledged Collateral that may come into the Administrative Agent’s possession and to do all things necessary to carry out the terms of this Pledge Agreement. Each Pledgor ratifies and approves all such acts of such attorney-in-fact. Except for gross negligence or willful misconduct, neither the Administrative Agent nor any other Person designated by the Administrative Agent as attorney-in-fact hereunder will be liable for any acts or omissions, nor for any errors of judgment or mistakes of fact or law. This power, coupled with an interest, is irrevocable until the payment in full of all Secured Obligations of each Pledgor.
     12. Administrative Agent’s Right To Take Action. In the event that any Pledgor fails or refuses to perform any of its obligations set forth herein by the dates or within the periods provided for herein (subject to any grace or notice periods), or otherwise fails or refuses to pay any amount necessary for the preservation and protection of the Pledged Collateral, the Administrative Agent shall have the right, without obligation, by notice to the Pledgors, to do all things it deems necessary or advisable to discharge the same (including, without limitation, to pay any such taxes, assessments, charges or other sums, together with interest and penalties thereon) and any sums paid by the Administrative Agent, or the cost thereof, including, without limitation, reasonable attorneys’ fees, shall be reimbursed by the Pledgors, to the Administrative Agent in accordance with Section 10.3 of the Credit Agreement as if each Pledgor was the Borrower and, until so reimbursed, shall bear interest at the highest rate chargeable under, and subject to, Section 2.14(c) of the Credit Agreement.
     13. Expenses. The Pledgors shall, jointly and severally as if each Pledgor was the Borrower, pay all reasonable costs, expenses, taxes and fees incurred by the Administrative Agent in connection with this Pledge Agreement in accordance with Section 10.3 of the Credit Agreement.
     14. Indemnity. The Pledgors, jointly and severally, will indemnify and hold harmless each of the Secured Parties and each of their respective employees, representatives,

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officers and directors from and against any and all claims, liabilities, investigations, losses, damages, actions, and demands by any party against the Secured Parties or any of them resulting from any breach or alleged breach by any Pledgor of any representation or warranty made hereunder, or otherwise arising out of this Pledge Agreement, unless, with respect to any of the above, any of the Secured Parties are finally judicially determined to have acted with gross negligence or willful misconduct. This Section 14 shall survive termination of this Pledge Agreement.
     15. Limitation On the Administrative Agent’s Duty In Respect Of Pledged Collateral. The Administrative Agent shall comply with Sections 8.9A-207 through 8.9A-209 of the UCC with respect to the Pledged Collateral in its possession or under its control, but shall have no other duties with respect thereto. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or any income thereon, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Administrative Agent, or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Pledged Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.
     16. Security Interest Absolute. All rights of the Administrative Agent and security interests hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:
          (a) any lack of validity or enforceability of the Loan Documents;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Documents including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Pledgor or any of its Subsidiaries or otherwise;
          (c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;
          (d) any manner of application of collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any collateral for all or any part of the Secured Obligations or any other assets of any Pledgor or any of its Subsidiaries;

13

          (e) any change, restructuring or termination of the corporate structure or existence of any Pledgor or any of its Subsidiaries; or
          (f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Pledgor or a third party pledgor.
     17. Reinstatement. This Pledge Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Pledgor for liquidation or reorganization, should any Pledgor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     18. Successors And Assigns. This Pledge Agreement and all obligations of each Pledgor hereunder shall be binding upon the successors and assigns of such Pledgor (including any debtor-in-possession on behalf of such Pledgor) and shall, together with the rights and remedies of the Administrative Agent, for the benefit of the Secured Parties, hereunder, inure to the benefit of the Administrative Agent, the other Secured Parties, all future holders of any instrument evidencing any of the Secured Obligations and their respective permitted successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Administrative Agent, for the benefit of the Secured Parties, hereunder. No Pledgor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Pledge Agreement.
     19. Waivers; Amendment.
          (a) No failure or delay by any Secured Party of any kind in exercising any power, right or remedy hereunder and no course of dealing between any Pledgor on the one hand and the Administrative Agent or the holder of any Note on the other hand shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy hereunder or under any other Loan Document, or any abandonment or discontinuance of steps to enforce such a power, right or remedy, preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The rights of the Secured Parties hereunder and of the Lenders under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Pledge Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Pledgor in any case shall entitle such Pledgor to any other or further notice in

14

similar or other circumstances.
          (b) Neither this Pledge Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Pledgors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise permitted in the Credit Agreement).
     20. Severability. Any provision of this Pledge Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     21. Notices. All notices, requests and other communications to the Pledgors or Administrative Agent hereunder shall be delivered in the manner required by the Credit Agreement and shall be sufficiently given to Administrative Agent or any Pledgor if addressed or delivered to them at, in the case of the Administrative Agent and Borrower, its addresses and telecopier numbers specified in the Credit Agreement and in the case of any other Pledgor, at their respective addresses and telecopier numbers provided in the Subsidiary Guaranty Agreement. All such notices and communications shall be deemed to have been duly given at the times set forth in the Credit Agreement.
     22. Counterparts; Integration. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by telecopy or by email, in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Pledge Agreement constitutes the entire agreement among the parties hereto regarding the subject matters hereof and supersedes all prior agreements and understandings, oral or written, regarding such subject matter.
     23. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Pledge Agreement shall be construed in accordance with and be governed by the law of the Commonwealth of Virginia.
          (b) Each party to this Pledge Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States courts located within the Eastern District of Virginia, and of any state court of the Commonwealth of Virginia located in Fairfax County, Virginia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Virginia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the

15

judgment or in any other manner provided by law. Nothing in this Pledge Agreement shall affect any right that the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Pledge Agreement against any Pledgor or its properties in the courts of any jurisdiction.
          (c) Each party to this Pledge Agreement irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Pledge Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1 of the Credit Agreement. Nothing in this Pledge Agreement will affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law.
     24. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS PLEDGE AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     25. Benefit of Secured Parties. All Liens granted or contemplated hereby shall be for the benefit of the Secured Parties, and all proceeds or payments realized from Pledged Collateral in accordance herewith shall be applied to the Secured Obligations in accordance with Section 8.2 of the Credit Agreement.
     26. Termination of this Pledge Agreement. Subject to Section 17 hereof, this Pledge Agreement and the security interests granted hereunder shall terminate, without delivery of any instrument or performance of any act by any person, upon the Payment in Full of all of the Secured Obligations. Upon such termination or any release pursuant to Section 9.8(d) of the Credit Agreement, Administrative Agent shall, promptly upon Pledgor’s request and contemporaneously with any refinancing of the Secured Obligations or disposition of Collateral pursuant to Section 7.6 of the Credit Agreement, at the expense of the Borrower, return all (or the released portion, as applicable) of the Pledged Collateral in its possession to the respective Pledgors and will, at the sole cost and expense of the Pledgors, execute such documents, without recourse or warranty, as Pledgors deem reasonably necessary to release any interests held by Administrative Agent or the Secured Parties in the released Pledged Collateral.

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     27. Additional Pledged Collateral. In the event that the any Pledgor is required, under the terms of any Loan Document, to pledge and hypothecate any Collateral that is required to be Pledged Collateral under this Agreement after the Closing Date, such Pledgor shall pledge and hypothecate such Collateral, and be bound with respect to such Collateral by all of the terms and conditions hereof, by delivery to the Administrative Agent of an executed counterpart of a Supplement to Subsidiary Pledge Agreement in the form of Exhibit A attached hereto.
     28. Additional Pledgors. Pursuant to Section 5.11 of the Credit Agreement, each Domestic Subsidiary that is required to become a Subsidiary Loan Party after the date of the Credit Agreement is required to enter into this Agreement as a Pledgor upon becoming such a Subsidiary Loan Party. Upon execution and delivery after the date hereof by the Administrative Agent and such Domestic Subsidiary of an instrument in the form of Exhibit B, such Domestic Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of any instrument adding an additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.
     29. Exercise of Remedies.
          (a) Notwithstanding anything to the contrary set forth herein, the Administrative Agent, for itself and the benefit of Secured Parties, agrees that to the extent prior Governmental Authority or Accreditor approval is required pursuant to applicable law or accreditation standards and procedures for (a) the operation and effectiveness of any grant, right or remedy hereunder or under any Loan Document, or (b) taking any action that may be taken by the Administrative Agent or Pledgors hereunder or under any Loan Document, such grant, right, remedy or actions will be subject to obtaining in a timely manner such Governmental Authority or Accreditor approval by or in favor of the Administrative Agent, for itself and the benefit of Secured Parties.
          (b) If an Event of Default shall have occurred and be continuing, the Pledgors shall, and, if applicable, shall cause each of their Subsidiaries to, take any action which the Administrative Agent may request in the exercise of its rights and remedies under this Agreement and any other Loan Document in order to transfer or assign any Pledged Collateral to the Administrative Agent, for itself and the benefit of Secured Parties or to such one or more third parties as the Administrative Agent may designate, or to a combination of the foregoing.
          (c) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent is empowered to seek from any Governmental Authority or Accreditor, to the extent required, consent to or approval of any involuntary transfer of control of any Pledged Collateral for the purpose of seeking a bona fide purchaser to whom control ultimately will be transferred. The Pledgors agree to (i) cooperate with any such purchaser and with the Administrative Agent in the preparation, execution and filing of any forms and providing any information that may be necessary or helpful in obtaining the consent of any Governmental Authority or Accreditor to the assignment to such purchaser of the Pledged Collateral or to a

17

change in ownership or control of SUI and (ii) consent to any such voluntary or involuntary transfer after and during the continuation of an Event of Default and, without limiting any rights of the Administrative Agent under this Agreement or any Loan Document, to authorize the Administrative Agent to nominate a trustee or receiver to assume control of the Pledged Collateral, subject only to required judicial or other consents required by any Governmental Authority or Accreditor, in order to effectuate the transactions contemplated by this Section 29. Such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Administrative Agent under this Agreement or any other Loan Document.
[Signature Pages Follow]

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     IN WITNESS WHEREOF, each Pledgor has caused this Pledge Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

STRAYER EDUCATION, INC.,
a Maryland corporation

By:
Name:
Title:

STRAYER UNIVERSITY, INC.,
a Maryland corporation

By:
Name:
Title:

EDUCATION LOAN PROCESSING, INC.,
a Virginia corporation

By:
Name:
Title:

Acknowledged and Agreed:

SUNTRUST BANK,
as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO PLEDGE AGREEMENT]

Schedule I to
Pledge Agreement
Part A

				Percentage
				Held of
	Name of			Shares
Name of	Issuer	Place of	Authorized	Issued and	Par/No	Shares Issued
Pledgor	Corporation	Incorporation	Shares	Outstanding	Par	and Outstanding
Strayer Education, Inc.	Strayer University, Inc.	Maryland	500	100%	$10.00	375.5
Strayer Education, Inc.	Education Loan Processing, Inc.	Virginia	5,000	100%	$0	1,000
Strayer Education, Inc.	Professional Education, Inc.	Maryland	5,000	100%	$1.00	N/A
Part B

Percentage Held of
Membership
			Interests		Membership and
Name of	Name of	Place of	Issued and	Par/No	Interests Issued
Pledgor	Issuer LLC	Organization	Outstanding	Par	Outstanding
None

Schedule II to
Pledge Agreement
Pledged Notes
None.

EXHIBIT A
to
Pledge Agreement
SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL COLLATERAL
          THIS SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL COLLATERAL (this “Supplement”), dated as of _____________ __, 201_, is executed by [NAME — IN ALL CAPS], a [State] [Entity] (the “Supplement Pledgor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as April 4, 2011, by and among the Borrower, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Terms used herein but not defined herein shall have the meaning defined for those terms in the Pledge Agreement (as defined below).
W I T N E S S E T H:
          WHEREAS, Strayer Education Inc., a Maryland corporation (the “Borrower”) and certain Domestic Subsidiaries of the Borrower (the “Pledgors”) are parties to that certain Pledge Agreement, executed by the Pledgors in favor the Administrative Agent, dated as of April 4, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which the Pledgors pledged stock, notes and membership interests to the Administrative Agent, for itself and the benefit of the Secured Parties;
          WHEREAS, the Lenders have agreed to make Loans and the Issuing Bank has agreed to issue Letters of Credit to the Borrower on the terms and conditions contained in the Credit Agreement;
          WHEREAS, it is a condition precedent to the continued extension of the Loans and the continued issuance of Letters of Credit under the Credit Agreement that the Supplement Pledgor grant to Administrative Agent a security interest in all of its Additional Pledged Collateral (as defined below), and the Supplement Pledgor wishes to fulfill said condition precedent;
          NOW, THEREFORE, in consideration of the premises and in order to ensure the compliance with the Credit Agreement, the Supplement Pledgor hereby agrees as follows:
          SECTION 1. Additional Pledge. As security for the payment and performance of the Secured Obligations, the Supplement Pledgor hereby:
          (a) pledges, hypothecates, assigns, charges, mortgages, delivers, sets over,

conveys and transfers to the Administrative Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of the Supplemental Pledgor’s right, title and interest in and to:
     (i) the shares of capital stock more particularly described in Schedule I hereto and the certificates, if any, evidencing such shares (the “Additional Pledged Shares”) and all cash, instruments and other property from time to time received, receivable or otherwise distributed in exchange for any and all of such Additional Pledged Shares;
     (ii) the membership interests more particularly described in Schedule II hereto and the certificates, if any, evidencing such membership interests (the “Additional Pledged Membership Interests”) and all cash, instruments and other property from time to time received, receivable or otherwise distributed in exchange for any and all of such Additional Pledged Membership Interests;
     (iii) the promissory notes and instruments more particularly described on Schedule III hereto (the “Additional Pledged Notes”) and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for the Additional Pledged Notes; and
     (iv) all other Pledged Collateral (as defined in the Pledge Agreement) relating to the Additional Pledged Shares, the Additional Pledged Membership Interests and the Additional Pledged Notes (the items described in subsections (i), (ii), (iii) and (iv) above, collectively, the “Additional Pledged Collateral”); and
               (b) delivers to the Administrative Agent, for the benefit of the Secured Parties, all of the Supplement Pledgor’s right, title and interest in and to the certificates and instruments, if any, evidencing the Additional Pledged Collateral, accompanied by instruments of transfer or assignment, duly executed in blank.
               SECTION 2. Representations and Warranties. The Supplement Pledgor hereby (a) represents and warrants that it is the legal and beneficial owner of the Additional Pledged Collateral, free and clear of any lien, security interest, option or other charge or encumbrance, except for Permitted Encumbrances and the security interest created by the Pledge Agreement as supplemented by this Supplement; and (b) restates each representation and warranty set forth in Section 5 of the Pledge Agreement, as supplemented by this Supplement, as of the date hereof with respect to the Additional Pledged Collateral.
               SECTION 3. Additional Pledged Collateral. By execution and delivery of this Supplement, the Additional Pledged Collateral shall become a part of the Pledged Collateral referred to in the Pledge Agreement and shall secure the Secured Obligations as if such Additional Pledged Collateral were Pledged Collateral on the Closing Date, and shall be subject to all of the terms and conditions governing Pledged Collateral under the Pledge Agreement. From and after the date hereof, Schedule I and Schedule II to the Pledge Agreement are hereby amended to add the Additional Pledged Collateral.

               SECTION 4. Binding Effect. This Supplement shall become effective when it shall have been executed by the Supplement Pledgor and acknowledged and agreed to by the Administrative Agent and thereafter shall be binding upon the Supplement Pledgor and shall inure to the benefit of the Administrative Agent and the Secured Parties. Upon the effectiveness of this Supplement, this Supplement shall be deemed to be a part of and shall be subject to all the terms and conditions of the Pledge Agreement. The Supplement Pledgor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
               SECTION 5. Governing Law; Terms. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE COMMONWEALTH OF VIRGINIA.
               SECTION 6. Execution in Counterparts. This Supplement may be executed in any number of counterparts (including by telecopy or by email, in pdf format), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
               IN WITNESS WHEREOF, the Supplement Pledgor has caused this Supplement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF SUPPLEMENT PLEDGOR]

By:

Name:
Title:

Acknowledged and Agreed to:

SUNTRUST BANK
as Administrative Agent

By:
Name:
Title:

Schedule I
to
SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL COLLATERAL

Schedule II
to
SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL COLLATERAL

Schedule III
to
SUPPLEMENT TO PLEDGE AGREEMENT- ADDITIONAL COLLATERAL

EXHIBIT B
to
Pledge Agreement
SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL PLEDGOR
          THIS SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL PLEDGOR (this “Supplement”), dated as of _____________ __, 201_, is executed by [NAME — IN ALL CAPS], a [State] [Entity] (the “New Pledgor”), in favor of SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent (the “Administrative Agent”), on its behalf and on behalf of the other banks and lending institutions (the “Lenders”) from time to time party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 4, 2011, by and among Borrower, the Lenders, the Administrative Agent, and SunTrust Bank, as Issuing Bank and Swingline Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Terms used herein but not defined herein shall have the meaning defined for those terms in the Pledge Agreement (as defined below).
W I T N E S S E T H:
          WHEREAS, Strayer Education, Inc. (the “Borrower”) and certain Domestic Subsidiaries of Borrower (the “Pledgors”) are parties to that certain Pledge Agreement, dated as of April 4, 2011, by and among the Pledgors in favor the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which the Pledgors have pledged stock, notes and membership interests to the Administrative Agent, for itself and the benefit of the Secured Parties;
          WHEREAS, the Lenders have agreed to make Loans and the Issuing Bank has agreed to issue Letters of Credit to the Borrower on the terms and conditions contained in the Credit Agreement;
          WHEREAS, it is a condition precedent to the continued extension of the Loans and the continued issuance of Letters of Credit under the Credit Agreement that the New Pledgor grant to Administrative Agent a security interest in all of its Pledged Collateral (as defined below), and the New Pledgor wishes to fulfill said condition precedent;
          NOW, THEREFORE, in consideration of the premises and in order to ensure the compliance with the Credit Agreement, the New Pledgor hereby agrees as follows:
          SECTION 1. Pledge. As security for the payment and performance of the Secured Obligations, the New Pledgor hereby:
          (a) pledges, hypothecates, assigns, charges, mortgages, delivers, sets over, conveys and transfers to the Administrative Agent, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all of New Pledgor’s right, title and interest in and to:

     (i) the shares of capital stock more particularly described in Schedule I hereto and the certificates, if any, evidencing such shares (the “Pledged Shares”) and all cash, instruments and other property from time to time received, receivable or otherwise distributed in exchange for any and all of such Pledged Shares;
     (ii) the membership interests more particularly described in Schedule II hereto and the certificates, if any, evidencing such membership interests (the “Pledged Membership Interests”) and all cash, instruments and other property from time to time received, receivable or otherwise distributed in exchange for any and all of such Pledged Membership Interests;
     (iii) the promissory notes and instruments more particularly described on Schedule III hereto (the “Pledged Notes”) and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for the Pledged Notes; and
     (iv) all other collateral relating to the Pledged Shares, the Pledged Membership Interests and the Pledged Notes (the items described in subsections (i), (ii), (iii) and (iv) above, collectively, the “Pledged Collateral”); and
     (b) delivers to the Administrative Agent, for the benefit of the Secured Parties, all of New Pledgor’s right, title and interest in and to the certificates and instruments, if any, evidencing the Pledged Collateral, accompanied by instruments of transfer or assignment, duly executed in blank.
          SECTION 2. Joinder. In accordance with Section 28 of the Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (i) agrees to all the terms and provisions of the Pledge Agreement applicable to it as Pledgor thereunder and (ii) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof. Each reference to a Pledgor in the Pledge Agreement shall be deemed to include the New Pledgor. The Pledge Agreement is hereby incorporated herein by reference.
          SECTION 3. Representations and Warranties. The New Pledgor represents and warrants to the Administrative Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and that each of this Supplement and the Pledge Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          SECTION 4. Binding Effect. This Supplement shall become effective when it shall have been executed by the New Pledgor and acknowledged and agreed to by the Administrative Agent and thereafter shall be binding upon the New Pledgor and shall inure to the benefit of the Administrative Agent and the Secured Parties. Upon the effectiveness of this Supplement, this Supplement shall be deemed to be a part of and shall be subject to all the terms and conditions of the Pledge Agreement. The New Pledgor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          SECTION 5. Governing Law. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE COMMONWEALTH OF VIRGINIA.
          SECTION 6. Execution in Counterparts. This Supplement may be executed in any number of counterparts (including by telecopy or by email, in pdf format), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 7. Notices to New Pledgor. All communications and notices hereunder shall be in writing and given as provided in Section 21 of the Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.
          IN WITNESS WHEREOF, the New Pledgor has duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF NEW PLEDGOR]

By
Name:
Title:
Address:
Acknowledged and Agreed to:
SUNTRUST BANK
as Administrative Agent

By:
Name:
Title:

Schedule I
to
SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL PLEDGOR

Schedule II
to
SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL PLEDGOR

Schedule III
to
SUPPLEMENT TO PLEDGE AGREEMENT — ADDITIONAL PLEDGOR

FORM OF NOTICE OF REVOLVING BORROWING
[Date]
SunTrust Bank,
as Administrative Agent
for the Lenders referred to below
303 Peachtree Street, N. E./ 25th Floor
Atlanta, GA 30308
Attention: Ms. Doris Folsom
Telecopy Number: (404) 658-4906
To Whom It May Concern:
     Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 4, 2011 (as amended, modified or supplemented and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:
     (A) Aggregate principal amount of Revolving Borrowing1:
     (B) Date of Revolving Borrowing (which is a Business Day):
     (C) Type of Revolving Loan comprising such Borrowing2:
     (D) Interest Period3:
     (E) Location and number of Borrower’s account to which proceeds of Revolving Borrowing are to be disbursed:

[1]	In the case of a Eurodollar Revolving Borrowing, not less than $1,000,000 or a larger multiple of $1,000,000; in the case of a Base Rate Revolving Borrowing or an Index Rate Revolving Borrowing, not less than $1,000,000 or a larger multiple of $500,000.

[2]	Eurodollar Borrowing, Index Rate Borrowing or Base Rate Borrowing.

[3]	To be specified if such Borrowing is a Eurodollar Borrowing, subject to the definition of “Interest Period,” and ending not later than the Revolving Commitment Termination Date or the Maturity Date.

     The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

STRAYER EDUCATION, INC., a Maryland corporation

By:
Name:
Title:

Signature Page to Notice of Revolving Borrowing

FORM OF NOTICE OF SWINGLINE BORROWING
[Date]
SunTrust Bank,
as Administrative Agent
for the Lenders referred to below
303 Peachtree Street, N. E./ 25th Floor
Atlanta, GA 30308
Attention: Ms. Doris Folsom
Telecopy Number: (404) 658-4906
To Whom It May Concern:
     Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 4, 2011 (as amended, modified or supplemented and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:
(A) Aggregate principal amount of Swingline Loan1:
(B) Date of Swingline Loan (which is a Business Day):
(C) Account of the Borrower to which the proceeds of such Swingline Loan should be credited:

[1]	Not less than $100,000 or a larger multiple of $50,000.

     The Borrower hereby represents and warrants that the conditions specified in Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

STRAYER EDUCATION, INC., a Maryland corporation

By:
Name:
Title:

Signature Page to Notice of Swingline Borrowing

FORM OF NOTICE OF CONVERSION/CONTINUATION
[Date]
SunTrust Bank,
as Administrative Agent
for the Lenders referred to below
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Telecopy Number: (404) 221-2001
To Whom It May Concern:
     Reference is made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 4, 2011 (as amended, modified or supplemented and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Conversion/Continuation, and the Borrower hereby requests the [conversion/continuation] of a Borrowing under the Credit Agreement, and in connection therewith the undersigned specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:
          (A) Borrowing to which this request applies1:
          (B) Effective date of election (which is a Business Day):
          (C) Whether the resulting Borrowing is to be a Base Rate Borrowing, an Index Rate Borrowing or a Eurodollar Borrowing:
          (D) Interest Period2:

[1]	If different options are being elected with respect to different portions thereof, indicate the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (C) and (D) hereof also shall be specified for each resulting Borrowing).

[2]	To be completed by the undersigned if resulting Borrowing is a Eurodollar Borrowing. Such period shall be a period contemplated by the definition of “Interest Period” in the Credit Agreement.

Very truly yours,

STRAYER EDUCATION, INC., a Maryland corporation

By:
Name:
Title:

Signature Page to Notice of Conversion/Continuation

Covenant Compliance Certificate
     In connection with the terms of the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April [__], 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Strayer Education, Inc., a Maryland corporation (the “Borrower”), SunTrust Bank, a Georgia banking corporation (the “Administrative Agent”), and each Lender that is, or may become, a party thereto, the undersigned certifies that the following information is true and correct, in all material respects, as of the date of this Covenant Compliance Certificate:
1. No Default or Event of Default has occurred and is continuing.
2. For purposes of calculating the Applicable Margin and the Applicable Percentage, the Leverage Ratio for the period of four consecutive Fiscal Quarters ended on _________ was ___ to 1, calculated as set forth on Schedule 1.
3. Consolidated EBITDA for the period of two consecutive Fiscal Quarters ended on _________ was $__________, calculated as set forth on Schedule 2, and exceeds the level required by Section 6.1 of the Credit Agreement.
4. The Interest Coverage Ratio for the period of four consecutive Fiscal Quarters ended on _________ was ____ to 1, calculated as set forth on Schedule 3, and exceeds the level required by Section 6.2 of the Credit Agreement.
5. Unrestricted Liquidity as of ____________ was $________, calculated as set forth on Schedule 4, and exceeds the level required by Section 6.3 of the Credit Agreement.
6. Consolidated Tangible Net Worth as of the end of the Fiscal Quarter ended on ____________ was $_____________, calculated as set forth on Schedule 5, and exceeds the level required by Section 6.4 of the Credit Agreement.1
[SIGNATURE ON FOLLOWING PAGE]

[1]	Certification commences with the Fiscal Quarter ending December 31, 2011.

     Capitalized terms used in this Covenant Compliance Certificate shall have the same meanings as those assigned to them in the Credit Agreement. The foregoing is true and correct, in all material respects, as of ______, 201_.
     Dated as of _______ ___, 201_.

STRAYER EDUCATION, INC., a Maryland corporation

By:
Name:
Title:

Covenant Compliance Certificate Signature Page

2

Schedule 1
Leverage Ratio

1. Consolidated Total Debt as of

(a) Borrowed money	$

(b) Obligations evidenced by bonds, debentures, notes or other similar instruments	$

(c) Deferred purchase price obligations (other than trade payables incurred in the ordinary course of business, provided that such trade payables which are overdue by 120 days shall be included except to the extent that such trade payables are being disputed in good faith and by appropriate measures)
$

(d) Obligations under any conditional sale or other title retention agreement	$

(e) Capital Lease Obligations	$

(f) Obligations for letters of credit, acceptances or similar extensions of credit	$

(g) Guaranties of Indebtedness of the types in the foregoing (a) through (f)	$

(h) Indebtedness of a third party secured by any Lien	$

(i) Preferred or common stock or similar equity interests subject to mandatory sinking fund payments, redemption or acceleration on equity (other than voluntary repurchases of shares and the exercise of options permitted by Sections 7.4(f) and 7.5(iii) of the Credit Agreement)
$

(j) Off-Balance Sheet Liabilities	$

(k) Partnership or joint venture debt	$

TOTAL (a+b+c+d+e+f+g+h+i+j)[2]	$

2. Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on [3]

[2]	Such amount shall be the sum of clauses (a) through (j) without duplication. The calculation shall include the Indebtedness of any partnership or joint venture in which such the Borrower or any of its Subsidiaries is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Borrower or Subsidiary is not liable therefor.

(a) Consolidated Net Income	$

(b) Consolidated Interest Expense	$

(c) Income tax expense	$

(d) Depreciation	$

(e) Amortization	$

(f) charges associated with the grant of any share based payment awards to employees, officers, directors or consultants	$

(g) all other non-cash charges acceptable to the Required Lenders	$

TOTAL (a+b+c+d+e+f+g)	$

3. Total Leverage Ratio

Consolidated Total Debt ($ )	= to 1
Consolidated EBITDA ( )

[3]	All determined on a consolidated basis in accordance with GAAP for such period.

4

Schedule 2
Consolidated EBITDA

Consolidated EBITDA for the period of two consecutive Fiscal Quarters ended on __________[4]

(a) Consolidated Net Income	$

(b) Consolidated Interest Expense	$

(c) Income tax expense	$

(d) Depreciation	$

(e) Amortization	$

(f) charges associated with the grant of any share based payment awards to employees, officers, directors or consultants	$

(g) all other non-cash charges acceptable to the Required Lenders	$

TOTAL (a+b+c+d+e+f+g)	$

[4]	All determined on a consolidated basis in accordance with GAAP for such period.

Schedule 3
Interest Coverage Ratio

1. Consolidated EBIT for the period of four consecutive Fiscal Quarters ended on __________[5]

(a) Consolidated Net Income	$

(b) Consolidated Interest Expense[6]	$

(c) Income tax expense	$

(d) charges associated with the grant of any share based payment awards to employees, officers, directors or consultants	$

(e) all other non-cash charges acceptable to the Required Lenders	$

TOTAL (a+b+c+d+e)	$

2. Capital Expenditures made during the four consecutive Fiscal Quarters ending on or immediately prior to __________	$

3. Restricted Payments made by the Borrower in cash during the four consecutive Fiscal Quarters ending on or immediately prior to __________ (other than repurchases of shares of Capital Stock)	$

4. Consolidated Interest Expense for such period	$

(a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period)
$

(b) the net amount payable (or minus the net amount receivable) under Hedging Transactions during such period (whether or not actually paid or received during such period)	$

[5]	All determined on a consolidated basis in accordance with GAAP for such period.

[6]	For purposes of determining the Interest Coverage Ratio for the respective periods of four consecutive Fiscal Quarters ending on June 30, 2011, September 30, 2011, and December 31, 2011, Consolidated Interest Expense shall be deemed to be equal to (a) for the Fiscal Quarter ending on June 30, 2011, Consolidated Interest Expense for the Fiscal Quarter then ended multiplied by 4, (b) for the Fiscal Quarter ending on September 30, 2011, Consolidated Interest Expense for the period of two consecutive Fiscal Quarters then ended multiplied by 2 and (c) for the Fiscal Quarter ending on December 31, 2011, Consolidated Interest Expense for the period of three consecutive Fiscal Quarters then ended multiplied by 1.33.

TOTAL (a+b)	$
4. Interest Coverage Ratio	= to 1

Coverage (1-2-3)
Consolidated Interest Expense (4)

7

Schedule 4
Unrestricted Liquidity

Unrestricted Liquidity as of __________

(a) Cash[7]	$

(b) Permitted Investments[8]	$

(c) aggregate unused Revolving Commitments of all Lenders[9]	$

TOTAL (a+b+c)	$

[7]	Not subject to any Lien, other than Liens in favor of the Administrative Agent, or any restriction on use.

[8]	Not subject to any Lien, other than Liens in favor of the Administrative Agent, or any restriction on use.

[9]	The component of Unrestricted Liquidity attributable to this clause (c) shall not exceed $25,000,000.

Schedule 5
Consolidated Tangible Net Worth

Consolidated Tangible Net Worth for the Fiscal Quarter ended on __________

(a) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries
$

(b)	$

1. the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP	$

2. the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP
$

3. the net book amount of all assets of the Borrower and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP
$

TOTAL FOR (b) (1+2+3)	$

TOTAL (a-b)	$